Exhibit 1

Notice & Proxy Circular

Annual General Meeting

January 14, 2016

Shaw

SHAW COMMUNICATIONS INC.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND AVAILABILITY OF MATERIALS

Date:	Thursday, January 14, 2016

Time:	11:00 a.m. (Mountain time)

Location:	Shaw Court 630 3rd Avenue S.W. Calgary, Alberta

Shaw Communications Inc. (Shaw) will be holding its annual general meeting at the above-referenced time and location.

Shaw is again using the notice and access model for delivery of materials to its shareholders for its 2016 AGM (Meeting). This model supports our environmental goals by reducing paper use and reduces the cost of printing and mailing.

Under notice and access, holders of Class A Participating Shares (Class A Shares) receive a proxy or voting instruction form enabling them to vote at the Meeting; however, instead of a paper copy of the management proxy circular (Circular), they receive this notice with information on how to access the Circular electronically. Holders of Class B Non-Voting Participating Shares (Class B Non-Voting Shares) will also receive this notice with information on how to access the Circular electronically.

Business of the Meeting:	Heading in the Circular under “Business of the Meeting” where matter is described
1. Receive Shaw’s consolidated financial statements for the year ended August 31, 2015 and the auditors’ report on those statements	“Consolidated Financial Statements”
2. Elect directors	“Election of Directors”
3. Appoint auditors	“Appointment and Remuneration of Auditors”
4. Transact such other business as may properly come before the Meeting

Voting Shares

Holders of Class A Shares of record at the close of business on November 25, 2015 are the only shareholders entitled to vote at the Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak at the Meeting, but are not entitled to vote on any matter proposed for consideration at the Meeting.

Voting

Registered Shareholders

A holder of Class A Shares who holds the shares directly in their own name and not through a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a registered shareholder. Registered holders of Class A Shares are asked to return their proxies to CST Trust Company using one of the following methods.

Internet:	www.cstvotemyproxy.com
Telephone:	1-888-489-5760
Facsimile:	1-866-781-3111 (North America)
416-368-2502 (outside North America)
Email:	proxy@canstockta.com
Mail:	CST Trust Company, P.O. Box 721, Agincourt, Ontario, M1S 0A1

In order to be valid and acted upon at the Meeting, completed proxies or votes must be received by CST Trust Company by 11:00 a.m. (Mountain Time) on Tuesday, January 12, 2016 or, in the case of any adjournment or postponement of the Meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting. A person appointed as a proxyholder need not be a shareholder. See the Circular for further instructions.

Non-Registered Shareholders

A holder of Class A Shares who holds the shares through an account in the name of a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a non-registered (or beneficial) shareholder. Non-registered holders of Class A Shares are asked to return their voting instruction form using the following methods at least one business day before the proxy deposit date noted in the voting instruction form.

Internet:	www.proxyvote.com
Telephone:	1-800-474-7493 (English) or 1-800-474-7501 (French)
Mail:	Data Processing Centre, PO Box 2800 Stn Lcd Malton, Mississauga ON L5T 2T7

Right to Attend

Registered and non-registered shareholders are entitled to attend the Meeting. Registered and non-registered shareholders will be required to register for the meeting by identifying themselves at the registration desk. All shareholders should be prepared to present valid photo identification on registration and non-registered shareholders should be prepared to present proof of share ownership.

Websites Where Meeting Materials are Posted

Electronic copies of the proxy-related materials and the 2015 Annual Report may be found and downloaded at www.meetingdocuments.com/cst/sjr or at Shaw’s profile at www.sedar.com.

Shareholders are reminded to review the Circular before voting.

Paper Copies of Meeting Materials

Should you wish to receive paper copies of the proxy materials for the Meeting or Shaw’s 2015 Annual Report, or if you have any questions about notice-and access, please contact CST Trust Company at 1-888-433-6443 or fulfilment@canstockta.com.

We estimate that a request for materials will need to be received prior to December 30, 2015 in order to receive paper copies in advance of the deadline for submission of proxies or voting instruction forms for the Meeting. Materials will be sent within three business days of requests received before the date of the Meeting.

By Order of the Board of Directors,

(signed)	Peter A. Johnson
Senior Vice President, General Counsel & Corporate Secretary

Calgary, Alberta

November 23, 2015

SHAW COMMUNICATIONS INC.

PROXY CIRCULAR

The information contained in this proxy circular is provided in connection with the solicitation of proxies by and on behalf of management of Shaw Communications Inc. (“Shaw” or the “Company”) for use at the annual general meeting (the “Meeting”) of shareholders of the Company to be held on January 14, 2016, and any adjournments thereof, as set forth in the attached Notice of Meeting.

The Company uses the notice and access model for delivery of Meeting materials. This model supports our environmental goals by reducing use of paper and the cost of printing and mailing materials for the Meeting.

Registered and non-registered holders of Class A Participating Shares (“Class A Shares”) will receive a proxy or voting instruction form and a copy of the enclosed notice that sets out how to access this proxy circular on-line. Holders of Class B Non-Voting Participating Shares (“Class B Non-Voting Shares”) will also receive a copy of the enclosed notice. A paper copy of this proxy circular by mail can also be requested by contacting the Company’s transfer agent, CST Trust Company, at 1-888-433-6443 or fulfilment@canstockta.com.

Meeting materials will be sent to registered shareholders by CST Trust Company. Meeting materials will be sent to non-registered shareholders by Broadridge Investor Communication Solutions, who acts on behalf of intermediaries to send proxy materials. The Company will pay intermediaries to send Meeting materials and voting instruction forms to objecting non-registered shareholders.

It is expected that solicitation of proxies for the Meeting will primarily be by mail, but may also be made by telephone or other means of telecommunication by directors, officers or employees of the Company. The cost of the solicitation will be borne by the Company.

Unless otherwise noted, the information contained in this proxy circular is given as of November 23, 2015. All amounts are expressed in Canadian dollars.

BUSINESS OF THE MEETING

1.	Consolidated Financial Statements

The Company’s audited consolidated financial statements for the year ended August 31, 2015 and the related management’s discussion and analysis are included in the Company’s 2015 Annual Report which was mailed to those shareholders who have requested a copy. Electronic copies of the 2015 Annual Report may be found and downloaded at www.meetingdocuments.com/cst/sjr or at the Company’s profile on www.sedar.com or the Company’s website at www.shaw.ca. A paper copy by mail can also be requested by contacting CST Trust Company at 1-888-433-6443 or fulfilment@canstockta.com.

Other information concerning the Company, including the Company’s Business Conduct Standards and 2015 Annual Information Form may be found and downloaded at the Company’s profile on www.sedar.com or the Company’s website at www.shaw.ca or on request without charge from the Corporate Secretary of the Company, Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 4L4, Telephone (403) 750-4500. Copies of any documents referred to in the proxy circular as being available on the Company’s website may also be obtained from the Corporate Secretary of the Company.

2.	Election of Directors

The number of directors to be elected to the Board of Directors (the “Board”) of the Company is 16. Directors will hold office until the next annual meeting of shareholders of the Company or until their successors are elected or appointed.

The name of each nominee and his or her municipality of residence, age, year first elected or appointed a director, biography, meeting attendance record, ownership of securities of the Company and other information are set out below.

Management of the Company recommends voting in favour of each nominee listed below.

Under the Company’s majority voting policy, in an uncontested election, a director who does not receive the support of a majority of the votes cast will tender his or her resignation. The Board may refer the matter to the Corporate Governance and Nominating Committee for consideration and recommendation to the Board. The Board will promptly accept the resignation unless there are exceptional circumstances that justify a delay in accepting the resignation or rejection of it. The Board will make a decision within 90 days after the relevant meeting and issue a press release announcing the resignation or explaining why it has not been accepted.

PETER J. BISSONNETTE(7) Calgary, AB, Canada Age: 68 Director Since: 2009 Non-Independent

Peter Bissonnette served as President of the Company from 2001 until his retirement on August 31, 2015. Mr. Bissonnette has over 50 years of experience in the communications sector. He joined the Company in 1989 as Vice President, Operations for the B.C. Lower Mainland and Vancouver Island and held a succession of senior positions during his 25 years with the Company. Mr. Bissonnette has previously served as a director of Cable Television Laboratories, Inc. (CableLabs), a not-for-profit research development consortium dedicated to pursuing new cable telecommunications technologies. Mr. Bissonnette is a graduate in Business Administration from Vancouver Community College, holds an Executive Management Certificate from the University of British Columbia, and is a graduate of the Executive Management Program at Queens University. In 2013, Mr. Bissonnette was appointed Honorary Captain of the Royal Canadian Navy. As a recent senior officer of the Company, Mr. Bissonnette is not considered to be an independent director.

2015 AGM Vote results votes for votes withheld		18,851,791 200
Fiscal 2015 Meeting Attendance(10) Board of Directors		7 of 9 (78%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Cable & Satellite • Knowledge of Industry Technology • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU	Equity Value(12)(13)
2015	40,000	373,037	Nil	Nil	$11,307,955
2014	40,000	179,023	1,050,000	Nil

ADRIAN ILENE BURNS, LLD Ottawa, ON, Canada Age: 69 Director Since: 2001 Independent

Adrian Burns is a member of the Company’s Corporate Governance and Nominating Committee and its Executive Committee. She served as a commissioner of the Canadian Radio-television and Telecommunications Commission from 1988 to 1995. Prior to joining the CRTC, Ms. Burns was a member of the Copyright Board of Canada and also held many positions with CFCN-TV in Calgary, including as business editor, anchor, writer and producer. Ms. Burns is currently President and Chief Executive Officer of Western Limited, a private Saskatchewan real estate company, Chair of the Board of Trustees of the National Arts Centre and a board member of several business and community organizations, including Carthy Foundation, Ombudsman for Banking Services and Investments and the RCMP Heritage Centre. Ms. Burns holds a degree in Art History from the University of British Columbia. In June 2012 Ms. Burns was granted an honourary degree from the University of Regina and in October 2012 she was appointed Honorary Captain of the Royal Canadian Navy.

2015 AGM Vote Results votes for votes withheld		18,851,791 200
Fiscal 2015 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee Executive Committee		9 of 9 (100%) 5 of 5 (100%) 1 of 1 (100%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Government and Regulatory • Corporate Governance • Human Resources and Executive Compensation

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	2,600	6,000	50,000	45,770	$1,482,256
2014	2,600	6,000	50,000	40,455

GEORGE F. GALBRAITH(11) Vernon, B.C., Canada Age: 71 Director Since: 1991 Independent

George Galbraith is a member of the Company’s Audit Committee. Mr. Galbraith has over 20 years experience as an operator in the cable industry which he gained as President and corporate director of Vercom Cable Services Ltd., a company he founded in 1974 to operate a cable television system serving Vernon, British Columbia and the surrounding area. Vercom served approximately 12,000 cable subscribers at the time it was sold to the Company in 1991. Mr. Galbraith has served on the boards of numerous not-for-profit organizations in his community. Mr. Galbraith holds a Bachelor of Commerce from the University of British Columbia and an MBA from York University.

2015 AGM Vote Results votes for votes withheld		18,851,791 200
Fiscal 2015 Meeting Attendance Board of Directors Audit Committee Corporate Governance & Nominating Committee		8 of 9 (89%) 2 of 2 (100%) 3 of 3 (100%)
Skills • Strategic Planning Leadership • Risk Evaluation and Management • Operations Experience in Cable • Corporate Governance

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	10,000	547,621	50,000	18,490	$15,664,914
2014	10,000	547,621	50,000	14,275

DR. RICHARD R. GREEN(8)(11) Boulder, CO., USA Age: 78 Director Since: 2010 Independent

Dr. Richard Green is a member of the Company’s Audit Committee. From 1988 to 2008 he was President and CEO of Cable Television Laboratories, Inc. where he oversaw the development of DOCSIS technology, the establishment of common specifications for digital voice and the deployment of interactive television, among other technologies for the cable industry. He was also Senior Vice President at PBS and director of CBS’s Advanced Television Technology Laboratory. Dr. Green is a Director and member of the nominating and corporate governance committee of Liberty Global, Inc. (NASDAQ), the largest international cable company with operations in 14 countries, Director and member of the audit, compensation and nominating and governance committees of Liberty Broadband Corporation (NASDAQ) and is a Director of Jones/NCTI, a workforce performance solutions company for individuals and broadband companies. He is a member of the Federal Communications Commission’s Technical Advisory Council, a fellow of the Society of Motion Picture and Television Engineers and a professor of Engineering at the University of Denver. Dr. Green holds a Bachelor of Science from the Colorado College, a Masters in physics from the State University of New York in Albany and a PhD from the University of Washington. Dr. Green’s honours include the Charles F. Jenkins Lifetime Achievement Emmy Award in 2012 and Cable Hall of Fame.

2015 AGM Vote Results votes for votes withheld		18,851,181 810
Fiscal 2015 Meeting Attendance Board of Directors Audit Committee Human Resources & Compensation Committee		9 of 9 (100%) 2 of 2 (100%) 3 of 3 (100%)
Skills • Senior Executive Leadership • Operations Experience in Cable & Broadcasting • Knowledge of Industry Technology • Human Resources and Executive Compensation

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	Nil	Nil	70,000	41,335	$1,122,245
2014	Nil	Nil	70,000	32,281

DR. LYNDA HAVERSTOCK, C.M., S.O.M. Saskatoon, SK, Canada Age: 67 Director Since: 2007 Independent

Lynda Haverstock is a member of the Company’s Human Resources and Compensation Committee. She has served as advisor to three Presidents of the Saskatchewan Indian Institute of Technologies and as a Trustee of the Government House Foundation and the Mendel Art Gallery / Remai Modern Art Gallery. Dr. Haverstock was Saskatchewan’s 19th Lieutenant Governor from 2000 to 2006. She was leader of the Liberal Party from 1989 to 1995 and sat in the legislature as both a Liberal and independent member. Most recently, she was the Senior Vice President, Special Projects of RMD Engineering, a Saskatchewan-owned, design, fabrication, installation and maintenance engineering company from 2012 to 2014. Previously, she was the President and Chief Executive Officer of Tourism Saskatchewan for five years. Dr. Haverstock holds undergraduate and graduate degrees in the education of exceptional children and a Ph.D. in clinical psychology. She is a member of the Order of Canada and the Saskatchewan Order of Merit and is a recipient of the Distinguished Canadian Award. She has received honorary doctorate degrees from the University of Regina, Royal Roads University and Queen’s University. Dr. Haverstock was a proud Honorary Colonel of the 2 Canadian Forces Flying Training School.

2015 AGM Vote Results votes for votes withheld		18,851,991 nil
Fiscal 2015 Meeting Attendance Board of Directors Human Resources & Compensation Committee Corporate Governance & Nominating Committee		9 of 9 (100%) 2 of 2 (100%) 3 of 3 (100%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Corporate Governance • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	Nil	Nil	20,000	31,290	$849,524
2014	Nil	Nil	20,000	26,560

GREGG KEATING Porters Lake, N.S., Canada Age: 52 Director Since: 2007 Independent

Gregg Keating is a member of the Company’s Human Resources and Compensation Committee. Mr. Keating is the Chairman and Chief Executive Officer of Altimax Venture Capital, the privately-held parent company of the Keating Group. Headquartered in Nova Scotia, the Keating Group comprises a diverse portfolio of business interests, including Altimax Network Service Ltd., a satellite direct sales, installation and service business; Altimax Courier, a national transportation courier service; and Landmark Developments, a diverse real estate company. Mr. Keating has over 30 years experience in the cable and satellite sectors, including as Vice President, Operations and later President and Chief Executive Officer of Access Communications, a privately held family business having approximately 85,000 subscribers at the time of its sale to the Company in 1999, and as former director of cable and communications industry associations, including Canadian Cable Television Association, Canadian Cable Small Systems Alliance and Cable Public Affairs Channel (CPAC). Mr. Keating has also been active in numerous not-for-profit organizations and community fund raising efforts. Mr. Keating holds a Bachelor of Arts (honours) from Saint Francis Xavier University.

2015 AGM Vote Results votes for votes withheld		18,851,991 nil
Fiscal 2015 Meeting Attendance Board of Directors Audit Committee Human Resources & Compensation Committee		9 of 9 (100%) 2 of 2 (100%) 2 of 2 (100%)
Skills • Senior Executive Leadership • Operations Experience in Cable, Satellite & Broadcasting • Knowledge of Industry Technology • Government and Regulatory • Finance and Accounting

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	2,500	70,182	70,000	42,265	$3,126,686
2014	2,500	70,182	70,000	34,014

MICHAEL W. O’BRIEN(11) Canmore, AB, Canada Age: 70 Director Since: 2003 Lead Director Since: 2009 Independent

Michael O’Brien is the Chair of the Company’s Audit Committee and a member of its Executive Committee. He served as the Company’s Lead Director from 2009 to January 2015. Mr. O’Brien held a number of senior executive management positions during his 27 year tenure with integrated energy company, Suncor Energy Inc. (TSX, NYSE), including various positions with responsibility for planning, business development, refining and marketing, finance, and mining and extraction, retiring as Executive Vice President, Corporate Development and Chief Financial Officer in 2002. Mr. O’Brien has served as a member of the Board of Directors of Suncor since 2002 and is currently Chair of its audit committee and a member of its governance committee. Mr. O’Brien holds a Bachelor of Arts from the University of Toronto and an MBA from York University.

2015 AGM Vote Results votes for votes withheld		18,851,791 200
Fiscal 2015 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee Audit Committee – Chair Executive Committee		9 of 9 (100%) 3 of 3 (100%) 2 of 2 (100%) 1 of 1 (100%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Corporate Governance • Finance and Accounting • Major Public Company Director

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	10,000	21,250	50,000	50,084	$2,231,718
2014	10,000	21,250	50,000	44,595

PAUL K. PEW Toronto, ON, Canada Age: 51 Director Since: 2008 Independent

Paul Pew is the Chair of the Company’s Corporate Governance and Nominating Committee and is a member of the Executive Committee. He was appointed as the Company’s Lead Director on January 14, 2015. Mr. Pew is the Co-Founder and Co-Chief Executive Officer of G3 Capital Corp., a Toronto based alternative asset manager that focuses on public capital markets and, to a lesser extent, private investment opportunities. Mr. Pew was with GMP Securities Ltd., a leading Canadian independent investment dealer, from 1997 to 2007. He joined GMP as Partner and Senior Financial Analyst to establish GMP’s presence in the telecom, cable and media sectors. Throughout Mr. Pew’s years in GMP’s research department he was a top-rated analyst for the sectors he covered. In 2001, Mr. Pew became Head of Research while maintaining his sector coverage responsibilities. At that time he also joined the firm’s Executive Committee and Compensation Committee. In 2004, Mr. Pew became GMP’s Head of Investment Banking for the telecom, cable and media sectors. From 1993 to 1997, Mr. Pew was a Partner and Senior Financial Analyst with DFI Securities which was acquired by Deutsche Morgan Grenfell in 1995. Mr. Pew is a Chartered Accountant and a Chartered Financial Analyst. He received a Bachelor of Arts, majoring in Business Administration, from The University of Western Ontario.

2015 AGM Vote Results votes for votes withheld		18,851,991 nil
Fiscal 2015 Meeting Attendance Board of Directors Executive Committee Audit Committee Corporate Governance & Nominating Committee – Chair		9 of 9 (100%) 1 of 1 (100%) 2 of 2 (100%) 2 of 2 (100%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Knowledge of Industry Technology • Finance and Accounting

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	300	26,157	70,000	65,750	$2,504,125
2014	Nil	25,082	70,000	53,873

JEFFREY C. ROYER(11) Toronto, ON, Canada Age: 60 Director Since: 1995 Independent

Jeffrey Royer is a member of the Company’s Audit Committee. Mr. Royer is a private investor with interests in telecommunications, broadcasting, medical device manufacturing, hospitality, professional sports and real estate. Mr. Royer serves as Chairman of Baylin Technologies Inc. (TSX), a global provider of innovative antenna solutions for the mobile, broadband and wireless infrastructure markets, and (BY) Medimor Ltd. and is a director of Emmit Labs Inc. and Beit Yehuda Hotels Inc., Jerusalem, Israel. Mr. Royer has served as director of more than thirty private companies and not-for-profit organizations. Mr. Royer is a General Partner of the Arizona Diamondbacks Baseball Club. Mr. Royer received his Bachelor of Arts in Economics from Lawrence University in Wisconsin.

2015 AGM Vote Results votes for votes withheld		18,851,991 nil
Fiscal 2015 Meeting Attendance Board of Directors Audit Committee		8 of 9 (89%) 4 of 4 (100%)
Skills • Strategic Planning Leadership • Knowledge of Industry Technology • Corporate Governance • Finance and Accounting

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	100,000(4)	15,159,314(4)	50,000	67,364	$2,807,418
2014	100,000	15,079,048	50,000	58,101

BRADLEY S. SHAW(6)(7) Calgary, AB, Canada Age: 51 Director Since: 1999 Non-Independent

Bradley S. Shaw has been Chief Executive Officer of the Company since November 2010 and has served as a member of the Company’s Executive Committee since January 2011. Since 2010, Mr. Shaw has led the transformation of the Company from a Western-based cable company to one of Canada’s leading network and content experience companies. Mr. Shaw joined the Company in 1987 as a customer service representative in the call centre where he learned the importance of listening to customers, responding to their needs and delivering an exceptional customer experience. This philosophy of customer service has guided him throughout his career as he assumed senior management and executive responsibilities. Mr. Shaw was instrumental in building Shaw Direct into one of North America’s leading direct-to-home satellite television providers and he played a key role in the launch of the Company’s digital home phone service in 2005. In 2010, he spearheaded the acquisition and integration of Shaw Media and he lead the Company’s expansion into colocation, cloud, and managed services with the September 2014 acquisition of ViaWest. Mr. Shaw sits on the board of directors of CableLabs. Mr. Shaw also sits on the board of directors of two non-profit organizations, Shaw Family Foundation and The HOP Foundation. Active in his community, Mr. Shaw sits on the Patrons’ Council of the Alberta Children’s Hospital Foundation and was instrumental in the success of Calgary’s Shaw Charity Classic, a pre-eminent stop on the PGA Tour’s Champions Tour. Bradley S. Shaw is not considered to be an independent director because he is a senior officer of the Company and is related to its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2015 AGM Vote Results votes for votes withheld		18,851,991 nil
Fiscal 2015 Meeting Attendance Board of Directors Executive Committee		9 of 9 (100%) 1 of 1 (100%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Cable & Satellite • Knowledge of Industry Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)(14)
2015	46,400(6)	8,809,175	750,000	6,618	$240,717,580
2014	4,426,400	8,877,696	750,000	6,350

JIM SHAW(6)(7) Calgary, AB, Canada Age: 58 Director Since: 2002 Non-Independent

Jim Shaw has served as Vice Chair of the Board of Directors since 2008 and has been a member of the Board of Directors since 2002. Mr. Shaw joined the Company in 1982 as a cable installer and has since that time assumed progressively senior positions. He was appointed Vice President, Cable Operations in 1987, President in 1995 and Chief Executive Officer in 1998. As Chief Executive Officer, Mr. Shaw led the Company’s substantial growth through many significant acquisitions and by organic expansion, including Internet and digital phone. Jim Shaw is a Director of several private companies, including Gravity Renewables, Inc., a developer of small hydroelectric power plants in the United States. Jim Shaw is not considered to be an independent director because he is a senior officer of the Company and is related to its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2015 AGM Vote Results votes for votes withheld		18,851,991 nil
Fiscal 2015 Meeting Attendance(10) Board of Directors – Vice Chair		7 of 9 (78%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Cable & Satellite • Finance and Accounting

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU	Equity Value(12)(13)
2015	32,000(6)	8,946,441	Nil	Nil	$243,839,873
2014	4,426,400	8,989,324	1,050,000	Nil

JR SHAW, O.C., A.O.E.(6)(7)(9) Calgary, AB, Canada Age: 81 Director Since: 1966 Non-Independent

JR Shaw is Executive Chair of the Board of Directors and Chair of the Executive Committee. JR Shaw founded the Company in 1966 and has overseen its growth from the first cable customer in 1971 to its approximate $14 billion market capitalization and status as one of Canada’s most successful companies with internet, digital phone, satellite, media and data centre lines of business. As a respected leader and innovator, Mr. Shaw has also played a major role in the shaping of the Canadian broadcast industry. JR Shaw is the Director and President of the Shaw Foundation and a Director of several private companies, including Gravity Renewables, Inc., a developer of small hydroelectric power plants in the United States. JR Shaw holds a Bachelor of Arts in Business Administration from Michigan State University. He has received several honourary degrees, including from the University of Alberta, University of Calgary and Graceland University in Lamoni, Iowa. JR Shaw is an Officer of the Order of Canada and was awarded the Alberta Order of Excellence. JR Shaw is not considered to be an independent director because he is a senior officer of the Company and its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2015 AGM Vote Results votes for votes withheld		18,851,791 200
Fiscal 2015 Meeting Attendance Board of Directors – Executive Chair Executive Committee – Chair		9 of 9 (100%) 1 of 1 (100%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Cable & Satellite

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU	Equity Value(12)(13)
2015	17,704,200(6)	18,508,046	Nil	Nil	$1,024,767,349
2014	8,929,800	18,511,566	Nil	Nil

JC SPARKMAN(8) Lakewood, CO., USA Age: 83 Director Since: 1994 Independent

JC Sparkman is a member of the Company’s Human Resources and Compensation Committee and Executive Committee. Mr. Sparkman is a director of Liberty Global, Inc. (NASDAQ) and serves as chair of its compensation committee and is a member of its nominating and corporate governance and succession planning committees. Mr. Sparkman is a director of Universal Electronics Inc. (NASDAQ) and serves as chair of its compensation committee and as a member of its corporate governance and nominating committee. Mr. Sparkman has over thirty years of experience in the cable television industry. He was Executive Vice President and Chief Operating Officer of Telecommunications Inc. (also known as TCI) for eight years until his retirement in 1995. During his over twenty six years with TCI, he held various management positions overseeing TCI’s cable operations as that company grew into the largest multiple cable system operator in the U.S. at the time of his retirement. In September 1999, he co-founded Broadband Services, Inc., a provider of asset management, logistics, installation and repair services for telecommunications service providers and equipment manufacturers domestically and internationally and he served as chair of its board and co-chief executive officer until December 2003.

2015 AGM Vote Results votes for votes withheld		18,851,181 810
Fiscal 2015 Meeting Attendance Board of Directors Human Resources & Compensation Committee Executive Committee		8 of 9 (89%) 4 of 5 (80%) 1 of 1 (100%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Cable & Satellite, • Human Resources Executive Compensation • Major Public Company Director

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	10,000	56,400	50,000	42,126	$2,969,981
2014	10,000	56,400	50,000	36,958

CARL E. VOGEL(8) Cherry Hills Village, CO., USA Age: 58 Director Since: 2006 Independent

Carl Vogel is a member of the Corporate Governance and Nominating Committee. He is senior advisor of DISH Network Corporation, a satellite-delivered digital television services provider, and an industry advisor focused on media and communications for Kohlberg Kravis Roberts & Co. L.P., an alternative asset management firm. He is formerly a senior advisor and operating partner with The Gores Group, a private equity firm. Mr. Vogel was President of DISH Network Corporation from September 2006 to February 2008 and Vice Chair of DISH Network Corporation from June 2005 to March 2009. From October 2007 to March 2009, Mr. Vogel was Vice Chair of, and senior advisor to, EchoStar Corporation, a satellite-delivered digital television services provider. Prior to that, he was President, Chief Executive Officer and a director of Charter Communications, a cable television and broadband service provider in the U.S. Mr. Vogel is director of AMC Networks Inc. (audit committee chair and compensation committee member), Ascent Capital Group, Inc. (executive committee chair, audit committee member and nominating and governance committee member), DISH Network Corporation, Sirius/XM Corporation (compensation committee chair) and Universal Electronics Inc. (audit committee member) (each NASDAQ listed). Mr. Vogel is a Director of several private companies. Mr. Vogel holds a Bachelor of Science Degree in Finance and Accounting from St. Norbert College in Wisconsin and was formerly an active Certified Public Accountant.

2015 AGM Vote Results votes for votes withheld		18,851,991 nil
Fiscal 2015 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee Audit Committee		9 of 9 (100%) 4 of 4 (100%) 2 of 2 (100%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Major Public Company Director • Operations Experience in Cable & Satellite • Finance and Accounting

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	Nil	70,000(5)	70,000	18,490	$502,004
2014	Nil	70,000	70,000	14,275

SHEILA C. WEATHERILL, C.M. Edmonton, AB, Canada Age: 70 Director Since: 2009 Independent

Sheila Weatherill is a member of the Corporate Governance and Nominating Committee. Ms. Weatherill is former President and Chief Executive Officer of the Capital Health Authority, the Edmonton region health administrative authority. Ms. Weatherill is the Vice Chair of Epcor Utilities Inc. and is a Director of Canada Health Infoway, Inc. Ms. Weatherill holds a nursing degree from the University of Alberta. Ms. Weatherill’s honours include receiving an Honourary Doctor of Laws degree from the University of Lethbridge, Honourary Bachelor of Arts degree from MacEwan University, Alberta Centennial Medal and appointment as a Member of the Order of Canada. Ms. Weatherill is also a Distinguished Executive in residence in the School of Business, University of Alberta and is a member of several philanthropic and community organizations. Ms. Weatherill was formerly a member of the Prime Minister’s Advisory Committee on the Public Service and formerly the Independent Investigator of the 2008 Listeriosis Outbreak.

2015 AGM Vote Results votes for votes withheld		18,851,181 810
Fiscal 2015 Meeting Attendance Board of Directors Human Resources & Compensation Committee Corporate Governance & Nominating Committee		9 of 9 (100%) 3 of 3 (100%) 2 of 2 (100%)
Skills • Senior Executive Leadership • Strategic Planning Leadership • Risk Evaluation and Management • Human Resources and Executive Compensation • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	Nil	Nil	70,000	35,114	$953,345
2014	Nil	Nil	70,000	27,104

WILLARD H. YUILL Medicine Hat, AB, Canada Age: 77 Director Since: 1999 Independent

Willard Yuill is the Chair of the Human Resource and Compensation Committee. He has been Chairman and Chief Executive Officer of The Monarch Corporation since 1972. Prior to its sale in 2000, Monarch Broadcasting Ltd. owned and operated 15 radio licenses and six television licences for regions in Alberta and British Columbia. In 2004 Shaw completed the acquisition from Monarch Cablesystems of certain cable systems comprising 35,000 cable television and internet customers in Alberta and British Columbia. Mr. Yuill is Chair and Chief Executive Officer of Monarch Ventures Inc., a Canadian private equity company and CSH International Inc., a United States private equity company. Mr. Yuill is currently a Director of TSO Logic Inc., a private company that provides software for monitoring and reducing energy consumption in large data centres, a Trustee of the St. Andrew’s College Foundation and a Governor of the Western Hockey League. He is a former Director of Western Financial Group, the Alberta Economic Development Authority and the Medicine Hat Exhibition and Stampede Ltd. and he is past Chair of the Alberta chapter of the World Presidents Organization. Mr. Yuill received an Honorary Doctor of Laws from the University of Lethbridge.

2015 AGM Vote Results votes for votes withheld		18,851,181 810
Fiscal 2015 Meeting Attendance Board of Directors Human Resources & Compensation Committee-Chair		9 of 9 (100%) 5 of 5 (100%)
Skills • Risk Evaluation and Management • Operations Experience in Cable & Broadcasting • Human Resources and Executive Compensation • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2015	10,800	5,734,722	50,000	22,899	$156,638,010
2014	10,800	5,734,722	50,000	18,507

Notes:

(1)

The information as to the securities beneficially owned, or over which control or direction is exercised, or as noted in Notes 4 and 5, has been furnished by the nominees as of November 21, 2014 and November 23, 2015.

(2)	For further details of stock options granted to directors, see the information under the heading “Statement of Compensation – Compensation of Directors”.
(3)	“DSU” means deferred share unit. The DDSU Plan was adopted effective January 1, 2004. See the information under the heading “Statement of Compensation – Compensation of Directors – DDSU Plan”.
(4)

Jeffrey C. Royer beneficially owns 33,169 Class B Non-Voting Shares. Associates of Mr. Royer own 100,000 Class A Shares and 15,111,105 Class B Non-Voting Shares. Mr. Royer does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide more fulsome disclosure to shareholders.

(5)

The Vogel Family 2012 Irrevocable Family Trust, an associate of Mr. Vogel, holds the indicated 70,000 Class B Non-Voting Shares. Mr. Vogel does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide more fulsome disclosure to shareholders.

(6)

JR Shaw is the father of Bradley S. Shaw and Jim Shaw. 17,562,400 Class A Shares (representing approximately 78% of the outstanding Class A Shares) that were held by entities owned by Bradley S. Shaw, Jim Shaw and other members of the Shaw family were transferred to entities wholly-owned by the Shaw Family Living Trust (“SFLT”) in November 2015. The sole trustee of SFLT is a private company owned by JR Shaw and having a board comprised of seven directors, including as at November 23, 2015, JR Shaw as chair and five other members of his family. SFLT holds these shares for the benefit of descendants of JR and Carol Shaw. JR Shaw controls these shares and 77,000 additional Class A Shares. See “Voting Procedures – Voting Shares and Principal Holders Thereof”.

(7)	Each of JR Shaw, Peter J. Bissonnette, Bradley S. Shaw and Jim Shaw have elected not to receive director fees.
(8)

Each of Richard R. Green and JC Sparkman is a member of the board of directors of Liberty Global, Inc. Each of JC Sparkman and Carl E. Vogel is a member of the board of directors of Universal Electronics Inc.

(9)

JR Shaw was a director of Darian Resources Ltd. (“Darian”) prior to its filing for creditor protection under the Companies’ Creditors Arrangement Act (the “CCAA”) on February 12, 2010. Darian successfully completed its restructuring proceedings under the CCAA on July 2, 2010.

(10)	Peter J. Bissonnette and Jim Shaw did not serve on a committee of the Board during fiscal 2015.
(11)

Each member of the Audit Committee is independent and financially literate as defined in Multilateral Instrument 52-110 – Audit Committees and each of Michael W. O’Brien and Jeffrey C. Royer qualifies as a “financial expert” under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and other applicable regulatory requirements.

(12)

Equity value is calculated using $29.50 per Class A Share and $27.15 per Class B Non-voting Share, being the closing prices on October 30, 2015. Equity value includes Class A Shares, Class B Non-Voting Shares, and DSUs. The equity value for each of Jeffrey C. Royer and Carl E. Vogel is calculated based on the shares beneficially owned by him (see, respectively, notes 4 and 5).

(13)	Each of the directors meets the share ownership guidelines (see “Compensation of Directors – Share Ownership Guidelines”).
(14)	The equity value of Bradley S. Shaw’s holdings is comprised of $1,368,800 for Class A Shares, $239,169,101 for Class B Non-Voting Shares and $179,679 for DSU.

3.	Appointment of Auditors

Ernst & Young LLP, Chartered Accountants has been nominated to serve as auditors of the Company to hold office until the next annual general meeting of shareholders of the Company. Upon recommendation of the Audit Committee, the Board and management recommends to shareholders the re-appointment of Ernst & Young LLP as the Company’s auditors.

Audit Fees

The aggregate amounts paid or accrued by the Company with respect to fees payable to Ernst & Young LLP for audit (including separate audits of wholly-owned and non-wholly owned entities, financings, regulatory reporting requirements and Sarbanes-Oxley Act related services), audit-related, tax and other services in the fiscal years ended August 31, 2015 and 2014 were as follows:

Type of Service	Fiscal 2015	Fiscal 2014
Audit Fees	$3,579,281	$2,917,080
Audit-related Fees	302,610	126,353
Tax Fees	521,477	215,348
Total	$4,403,368	$3,258,781

Audit-related fees for fiscal 2015 relate to services in respect of service organization controls reports for the Company’s data centres, assurance services in respect of an environmental report and due diligence in respect of an acquisition and for fiscal 2014 relate to due diligence in respect of the acquisition of ViaWest, Inc. and assurance services in respect of environmental reports. The tax fees for fiscal 2015 relate to U.S. and general tax advisory services and linear property tax compliance and for fiscal 2014 relate to U.S. tax advisory services in respect of the acquisition of ViaWest, Inc., linear property tax compliance and general tax advisory services.

The Audit Committee considered and agreed that the above fees are compatible with maintaining the independence of the Company’s auditors. Further, the Audit Committee determined that, in order to ensure the continued independence of the auditors, only limited non-audit services will be provided to the Company by Ernst & Young LLP and in such case, only with the prior approval of the Audit Committee. The Chair of the Audit Committee has been delegated authority to approve the retainer of Ernst & Young LLP to provide non-audit services in extraordinary circumstances where it is not feasible or practical to convene a meeting of the Audit Committee, subject to an aggregate limit of $150,000 in fees payable to Ernst & Young LLP for such services at any time until ratified by the Audit Committee. The Chair of the Audit Committee is required to report any such services approved by him to the Audit Committee.

VOTING PROCEDURES

1.	Voting Shares

Holders of Class A Shares of record at the close of business on November 25, 2015 (the “Record Date”) are the only shareholders entitled to vote at the Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak at the Meeting, but are not entitled to vote on any matter proposed for consideration at the Meeting.

2.	Registered Shareholders

Holders of Class A Shares who hold shares directly in their own names and not through nominees (such as a bank, securities broker, trustee, trust company or other institution) are registered shareholders.

Voting in Person

Registered holders of Class A Shares may vote their Class A Shares in person at the Meeting. In order to vote in person, a registered holder of Class A Shares should not complete and file a form of proxy as described below.

Voting by Proxy

Registered holders of Class A Shares may vote their Class A Shares by appointing a proxy. Each person named in the form of proxy mailed to registered shareholders is a director and officer of the Company. A registered holder of Class A Shares who wishes to appoint some other person to represent him or her at the Meeting may do so either by inserting the name of that person (who need not be a shareholder) in the space provided in the form of proxy and striking out the names of the specified persons or by completing another form of proxy.

Proxyholder Discretion

Where instructions are specified, the persons named in the form of proxy mailed to registered shareholders will vote the Class A Shares in respect of which they are appointed in accordance with those instructions. In the absence of an instruction, it is intended that such Class A Shares be voted for the adoption of all resolutions referred to in the Notice of Meeting.

The form of proxy mailed to registered shareholders confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this proxy circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any such amendment, variation or other matter which is not now known should properly come before the Meeting, then the persons named in the form of proxy will vote on such matters in accordance with their best judgement with respect to the Class A Shares represented by the proxy.

Filing a Proxy

Registered holders of Class A Shares may file their proxy or vote with CST Trust Company by using one of the following methods.

Internet:	www.cstvotemyproxy.com
Telephone:	1-888-489-5760
Facsimile:	1-866-781-3111 (North America)
1-416-368-2502 (outside North America)
Email:	proxy@canstockta.com
Mail:	CST Trust Company, P.O. Box 721, Agincourt, Ontario, M1S 0A1

(To file by internet or telephone, a registered holder of Class A Shares will require the control number that is printed on the form of proxy mailed to that shareholder.)

To be valid and acted upon at the Meeting, completed proxies or votes must be received by CST Trust Company by 11:00 a.m. (Mountain Time) on Tuesday, January 12, 2016 or, in the case of any adjournment or postponement of the Meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting.

Revocation of Proxy

A shareholder who has given a proxy may revoke it, in any manner permitted by law, including by signing a proxy bearing a later date or a notice of revocation and, in either case, delivering it to the attention of the Corporate Secretary of the Company at its registered office up to the day before the Meeting or to the Chair of the Meeting on the day of the Meeting.

3.	Non-Registered Holders

A holder of Class A Shares through an account in the name of a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a non-registered shareholder. In this case the nominee is listed on a register maintained by the Company’s transfer agent and the non-registered shareholder is not. Non-registered shareholders will receive a voting instruction form rather than a form of proxy.

Voting in Person

Non-registered holders of Class A Shares may vote their Class A Shares in person at the Meeting. In order to vote in person, a non-registered holder of Class A Shares should not put voting instructions on the voting instruction form. Instead, that shareholder should write their name in the space provided on the voting instruction form and then sign and return it.

Voting Instruction Form

Each person named in the voting instruction form mailed to non-registered shareholders is a director and officer of the Company. A non-registered holder of Class A Shares who wishes to appoint some other person to represent him or her at the Meeting may do so by inserting the name of that person (who need not be a shareholder) in the space provided in the voting instruction form and then sign and return it.

Filing Voting Instruction Form or Votes

Non-registered holders of Class A Shares are asked to file their voting instruction form or votes at least one business day before the proxy deposit date noted in the voting instruction form by carefully following the instructions on the voting instruction form provided to the non-registered shareholder and using one of the following methods.

Internet:	www.proxyvote.com
Telephone:	1-800-474-7493 (English) or 1-800-474-7501 (French)
Mail:	Data Processing Centre, PO Box 2800 Stn Lcd Malton, Mississauga ON L5T 2T7

4.	Right to Attend

Registered and non-registered shareholders are entitled to attend the Meeting. Registered and non-registered shareholders will be required to register for the meeting by identifying themselves at the registration desk. All shareholders should be prepared to present valid photo identification on registration and non-registered shareholders should be prepared to present proof of share ownership.

5.	Voting Shares and Principal Holders Thereof

Only the holders of Class A Shares of record at the close of business on the Record Date will be entitled to vote on all matters at the Meeting. Each holder of Class A Shares is entitled to one vote for each such share held. As of November 23, 2015, there were 22,420,064 outstanding Class A Shares.

Voting control of the Company is held by the Shaw Family Living Trust (“SFLT”). The sole trustee of SFLT is a private company owned by JR Shaw and having a board comprised of seven directors, including as at November 23, 2015, JR Shaw as chair and five other members of his family. Entities owned by SFLT hold 17,562,400 Class A Shares, representing approximately 78% of the outstanding Class A Shares, for the benefit of descendants of JR and Carol Shaw. JR Shaw controls these shares and 77,000 additional Class A Shares.

The Company has been advised that all of such Class A Shares will be voted in favour of the resolutions referred to in the Notice of the Meeting and therefore anticipates that these resolutions will be approved.

To the knowledge of the directors and executive officers of the Company, no other person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the Class A Shares.

6.	Restricted Shares

Holders of Class B Non-Voting Shares are not entitled to vote at meetings of shareholders of the Company, except as provided by law, and will not be entitled to vote on any matter at the Meeting. In the event of a take-over bid, in certain circumstances which are described in the Company’s 2015 Annual Information Form, a holder of Class B Non-Voting Shares may be entitled to convert such shares into Class A Shares for purposes of tendering to the take-over bid. As of October 31, 2015, there were 452,734,106 outstanding Class B Non-Voting Shares.

7.	Interest of Informed Persons in Material Transactions

Other than as disclosed herein, management of the Company is unaware of any material interest of any director or executive officer of the Company, of any management nominee for election as a director of the Company or of any person who beneficially owns (directly or indirectly) or exercises control or direction over shares carrying more than 10% of the voting rights attached to all voting shares of the Company, or any associate or affiliate of any such person, in any transaction since the beginning of the last completed financial year of the Company or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.

8.	Indebtedness of Directors and Executive Officers

The following table sets forth the aggregate indebtedness outstanding as at November 23, 2015 of all directors, executive officers and employees, current or former, of the Company or any of its subsidiaries.

Purpose	To The Company or its Subsidiaries ($)	To Another Entity ($)
Shares Purchases	Nil	Nil
Other	126,170	Nil

STATEMENT OF COMPENSATION

1.	Compensation Discussion and Analysis

Under the direction of the Human Resources and Compensation Committee, the Company takes a comprehensive and strategic approach to executive pay. Shaw’s compensation program is designed to attract, retain and motivate the executive team by aligning management’s interest with the Company’s business objectives and performance.

The Board recognizes the significant contribution of the senior executive team to the growth and success of the Company. Over the past five years, annual revenues have increased 48% to $5.5 billion for fiscal 2015 and operating income before restructuring costs and amortization1 has increased 35% to $2.4 billion for fiscal 2015. Over the same five year period, free cash flow1 has totaled $3.05 billion, of which 74% has been returned as dividends to shareholders.

The following discussion and analysis covers the compensation paid in fiscal 2015 to the Company’s Chief Executive Officer, the three people who acted in the capacity as, or were otherwise responsible for certain accountabilities of, the chief financial officer of the Company during fiscal 2015 and the Company’s three other most highly compensated officers – that is the Company’s “named executive officers” or the “NEOs”:

•	JR Shaw, Executive Chair
•	Bradley S. Shaw, Chief Executive Officer
•	Peter J. Bissonnette, President
•	Jay Mehr, Executive Vice President & Chief Operating Officer
•	Vito Culmone, Executive Vice President & Chief Financial Officer
•	Rhonda Bashnick, Senior Vice President, Finance
•	Steve Wilson, Executive Vice President, Corporate Development & Chief Financial Officer

Steve Wilson served as Executive Vice President, Corporate Development & Chief Financial Officer until December 31, 2014; Rhonda Bashnick served as Senior Vice President, Finance until August 31, 2015; and Vito Culmone joined the Company as Executive Vice President and Chief Financial Officer on June 1, 2015. In addition, Peter J. Bissonnette served as President until August 31, 2015 and continues as a Director.

Biographical information for JR Shaw, Bradley S. Shaw and Peter J. Bissonnette is included under “Election of Directors”. Biographical information for Jay Mehr and Vito Culmone is set out below.

Jay Mehr

Jay Mehr serves as Executive Vice President and Chief Operating Officer of the Company, a position he has held since December 2013. In this capacity, he leads day-to-day operations, technology & networks operations, supply chain, strategy for the Company’s Consumer and Business Network Services divisions. Mr. Mehr has led a number of Shaw’s recent strategic initiatives, including the Company’s corporate and operational strategy in a program referred to as “Focus to Deliver” and the Company’s next generation video initiatives. Mr. Mehr has also held a number of operational leadership roles over his 18 years with the Company, including Senior Vice President, Operations; Group Vice President, Operations, Shaw Cable; Vice President, Operations; and regional manager roles in British Columbia and Ontario. Mr. Mehr holds a Bachelor of Commerce degree from the University of Alberta.

Vito Culmone

Vito Culmone serves as Executive Vice President and Chief Financial Officer, a position he has held since June 1, 2015. Mr. Culmone has more than 25 years of experience as a financial professional, including 15 years as a senior financial executive. Prior to joining the Company, Mr. Culmone served as Executive Vice President and Chief Financial Officer of WestJet Airlines Ltd. He has also held leadership positions at Molson Inc. and PricewaterhouseCoopers LLP. As a financial executive, Mr. Culmone has earned praise for his ability

1.	See definition and discussion under “Key Performance Drivers” in the Company’s management discussion and analysis for the year ended August 31, 2015.

to build sustainable value, his sound management and his inspiring motivational skills. Mr. Culmone holds a Bachelor of Commerce degree from the University of Toronto and is a Chartered Accountant.

Governance and Decision Making

The Human Resources and Compensation Committee is comprised of four independent directors: Willard H. Yuill (Chair), Lynda Haverstock, Gregg Keating and JC Sparkman. The Human Resources and Compensation Committee has many years of board, executive and other diverse business experience gained through involvement with public and private enterprises that are involved in telecommunications and other industries in Canada or the United States. The committee is responsible for the Board’s oversight of compensation, succession and development of the Company’s senior leadership team. More specifically, the committee is responsible for ensuring that effective human resource programs and philosophies are developed and implemented in conformity with the Company’s vision, values and strategic objectives to continue to ensure the recruitment and retention of high quality talent at all levels.

The Human Resources and Compensation Committee is governed by a charter which details its mandate, composition and responsibilities. The responsibilities of the committee are described under “Statement of Corporate Governance – Human Resources and Compensation Committee”.

The Human Resources and Compensation Committee met five times in fiscal 2015. At its invitation, the Company’s Chief Executive Officer and Mercer (Canada) Limited (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., the Company’s compensation consultant, joined meetings of the committee. The committee met in camera without management or the compensation consultant at four of its meetings. The committee reviews the compensation of each vice president level officer and above, including annual salary, bonus target, bonus payout and long-term incentives. This review includes input and recommendations from management and the Company’s compensation consultant and consideration of the Company’s Executive Compensation Guiding Principles & Philosophy which is discussed below. The committee considers management’s recommendation for corporate performance criteria and assesses this performance relative to the Company’s strategic plan.

For fiscal 2015, as explained below, four corporate performance measures were identified to assess corporate performance: operating income before restructuring costs and amortization, free cash flow, revenue generating units and likelihood to recommend. For fiscal 2016, the Human Resources and Compensation Committee has agreed that corporate performance will be assessed relative to two measures, operating income before restructuring costs and amortization and free cash flow, and increased their relative weighting to reflect the importance of achieving business performance. The committee also reviews and considers for approval individual performance metrics for the Chief Executive Officer and each of his direct reports. For each NEO, the committee makes a recommendation to the Board for its approval as to base pay, short-term incentive targets, short-term payout amounts and other compensation matters.

Executive Compensation Guiding Principles & Philosophy

The executive compensation philosophy of the Company is grounded in three guiding principles as outlined below.

The first principle is to align executive compensation with the execution of the Company’s business strategies and overall business performance. This principle is achieved by:

•	encouraging executives to build value for shareholders, customers, employees and community stakeholders over the short, medium and long-term;
•	considering both quantitative and qualitative performance factors to maintain a balanced approach to assessing individual and team performance; and
•	rewarding overall performance – Shaw’s bonus structure is designed to ensure that all employees are focused on performance and results that contribute to Shaw’s overall success.

Success requires that Shaw balance competing challenges of growth, investments in its network and other technology, regulatory compliance, competition and the general economic environment. This requires:

•	annually reviewing and assessing compensation practices to ensure that they align with the business strategy and performance;
•	assuring management maintains its focus, knowledge, stability and experience in order to execute business strategies in an intensely competitive environment with rapidly evolving technology; and
•	making capital allocation decisions involving major long-term capital investments which shape and determine future growth and profitability.

The second principle addresses the components of compensation. Shaw’s compensation program is designed to provide a combination of compensation elements, including fixed elements that provide security and enable the Company to attract and retain key employees and “at risk” elements that reflect their ability to influence business outcomes and performance. These components include:

•	base salaries, which provide a fixed level of compensation to attract and retain top executives;
•	bonus payouts that reflect corporate and individual performance to motivate our leaders to deliver results based on corporate strategies and sustain long-term corporate success;
•	a limited perquisite package, which includes annual executive medical exams;
•	retirement plans that help attract and retain our senior leaders; and
•	an incentive program that encourages both mid and long term strategic and business performance.

The third principle is to ensure that Shaw’s executive compensation practices are market competitive and designed to attract, retain and motivate high calibre leaders. Shaw measures total compensation (including “at risk” performance pay) relative to a group of comparators (see discussion of peer group under “Benchmarking Compensation”).

Highlights for fiscal 2015 include:

•	The Company continued its organizational structure realignment efforts, including:
•	realignment of its customer care operations into centres of expertise in order to improve the end-to-end customer service experience,
•	further restructuring of certain functions within Business Network Services to improve customer service and performance, and
•	organizational changes in the Media division as it redefines itself from a traditional broadcaster to the broader focus of a media organization.
•

In June 2015, we announced that we have partnered with Comcast to make its market-leading cloud-based X1 video platform available to our customers. The X1 platform offers a seamless viewing experience across multiple screens and devices both in and out of the home.

•

The Company continues to expand its Business Network Services offering, including the successful launch of a new phone product, “Smart Voice”, which provides a unified communications solution to small businesses that has typically been reserved for large scale organizations, and “Managed Hotel WiFi” using proven Cisco technology to provide a cloud based WiFi product that is a fully managed solution for the hospitality market.

•	The Business Infrastructure Services division has expanded its hybrid IT service offering with the recently opened data centres in Portland and Calgary – bringing the total to 29 data centres.
•	Shaw also continued to invest in and build awareness of Shaw Go WiFi, now with almost 75,000 access points and two million devices authenticated on the network.

Benchmarking Compensation

The Human Resources and Compensation Committee annually reviews the total compensation of the Company’s senior executives and compensation practices of the Company. As part of that review, the peer group is reviewed to ensure a balance of relevant peer organizations in terms of business commonalities and common market for executive talent.

The Human Resource and Compensation Committee retained Mercer to complete annual market reviews for the Company’s NEOs and to validate and identify potential changes to the comparator group of companies.

The Company’s fiscal 2015 benchmarking review of executive compensation entailed a competitive analysis undertaken by Mercer which included total compensation for the Company’s NEOs with that for the comparator group in the following specific areas:

•	base salary
•	short and medium-term incentives
•	long-term incentives
•	retirement plans and benefits

In partnership with Mercer, Shaw has developed a comparator group that reflects a simplified approach, which uses one group (no sub-groups or secondary groups). The revised comparator group aligns with standard Mercer methodology whereby peer companies were selected to provide comparable representation of industry (cable & satellite, integrated and wireless telecommunications services and comparison broadcast industries), size (revenue and assets), and business complexity. To reflect the western-Canadian market in which the majority of the Company’s executives reside, the peer group includes organizations in the Canadian energy and industrial sectors that have comparable revenue, assets and market capitalization relative to the Company. The comparator group changed modestly from 2014 to 2015 reflecting changes in the capital market: CBS Corp and Discovery Channel were added and Virgin Media was removed.

For fiscal 2015 the comparator group included the following 13 Canadian and 8 U.S. companies:

Canadian Comparators		U.S. Comparators
AltaGas Ltd.	Rogers Communications Inc.	Cablevision Systems Corporation
BCE Inc.	Sirius XM Radio Inc.	CBS Corporation
Canadian Pacific Railway Limited	SNC - Lavalin Group Inc.	Charter Communications Inc.
Canadian Tire Corp.	Talisman Energy Inc.	Discovery Communications Inc.
EnCana Corporation	TELUS Corporation	Dish Network Corp.
Finning International Inc.		Frontier Communications Corp.
Pembina Pipeline Corporation		Telephone & Data Systems Inc.
Quebecor Inc.		Windstream Corporation

Engagement of Compensation Consultant

In addition to these services, the Company retained Mercer to provide other services during fiscal 2015 and fiscal 2014 that are not related to executive and/or director compensation which include (without being limited to) pension actuarial and administrative services for all defined benefit pension plans. The Company also retained Marsh Canada Limited, an affiliate of Mercer, to provide insurance administrative services during 2015 and 2014. The Human Resources and Compensation Committee is not required to pre-approve such other services that Mercer or its affiliates provide to the Company at the request of management.

Aggregate fees paid to Mercer for executive compensation services to the Human Resources and Compensation Committee for fiscal 2015 were $72,848 and for fiscal 2014 were $112,784. The aggregate fees paid to Mercer or its affiliates for all other services (including pension administration and actuarial valuations) were $1,244,429 for fiscal 2015 and $1,210,938 for fiscal 2014. The Human Resources and Compensation Committee has considered Mercer’s analysis and advice as well as other specific factors the Human Resources and Compensation Committee deemed to be appropriate and relevant.

Risk Considerations in Executive Compensation

The Human Resources and Compensation Committee is responsible for overseeing the Company’s compensation practices to ensure they do not encourage executives to take risks that could have a material adverse effect on the Company. The Human Resources and Compensation Committee has considered the risk profile of the Company’s compensation program and confirmed that it does not believe that the compensation program encourages excessive or inappropriate risk taking.

The Human Resources and Compensation Committee also consults with Mercer as to the level or risk in the Company’s compensation program. Components of the Company’s compensation program are designed to address risk as follows:

•	base salary is fixed to provide steady income regardless of share price and therefore does not encourage excessive risk-taking;
•	the pay mix is set to balance short, medium and long-term rewards;
•	bonus amounts are linked to performance and are only paid out on the approval of the Human Resources & Compensation Committee and the Board for the NEOs; and
•	equity awards are only issued on a periodic basis and they vest over an extended period which helps to ensure that performance aligns with shareholders’ interests.

The Company has adopted a formal policy restricting reporting insiders (which includes NEOs and directors) from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of their equity based securities granted as compensation (stock options, RSUs and DSUs).

Claw backs

Pursuant to the Sarbanes-Oxley Act, the CEO and CFO of Shaw are subject to a statutory clawback in the event of misconduct which results in a required restatement of any financial reporting required under securities laws.

Management of Talent & Leadership Development

As the Company continues to grow there has been an increased focus on succession planning and talent development together with the enhancement of formal leadership programs. The Company’s succession planning review identifies high performers as well as successors for key positions for all roles from director level to the Chief Executive Officer. The Human Resources and Compensation Committee is responsible for succession planning and oversees the Company’s succession planning review. The results are reviewed at least annually with the Board.

This formal process reviews potential successions and gaps for senior leadership roles together with detailed action plans to support the ongoing development of high potentials within the Company. Retention of senior leaders is also critical, particularly given that the Company runs with a lean team of talented individuals. Approximately 70% of the Company’s leadership positions are filled by internal candidates with key focused external recruitment taking place.

Through the Company’s Focus to Deliver program, greater emphasis has been placed on ensuring individual role clarity with the implementation of clear role mandates for each of the key leadership roles. These role mandates clearly detail accountabilities, measures of performance and decision rights for each leader. For fiscal 2016, the Company’s pay for performance program has evolved to include the top 800 leaders across all divisions. Through this program each employee that is manager level and above prepares a performance management plan with clear business objectives, measurable individual performance metrics and a personal leadership development plan.

The development, retention and acquisition of key leadership talent is a focus at all levels. During the year the Company launched a “leader of leaders” program aimed at enhancing the leadership and business acumen for all directors and managers. The leader of leaders program is a twelve day six module course that has been designed and facilitated in partnership with the University of Calgary Haskayne School of Business and Development Dimensions Incorporated, a global leader in designing leadership development programs.

The Company also focuses on employee engagement in order to identify initiatives that it can take to better motivate its employees to perform. The Company continues to make significant improvements in this regard and plans to measure engagement on an annual basis going forward.

Performance Graph

The following graph compares the cumulative five year return of the Class B Non-Voting Shares (assuming $100 invested on August 31, 2010 and reinvestment of dividends) with the S&P/TSX Composite Index and the S&P/TSX Consumer Discretionary Index for the period from August 31, 2010 to August 31, 2015.

Executive Compensation Elements

The Elements of the Company’s compensation program are described below.

Type of Compensation	Form of Payment	Performance Period	Method of Determining Compensation	Objectives
Base Salary	Cash	Annual review	Corporate and individual performance	Attract and retain high calibre executives
Short and Medium-term Incentive	Cash Bonus / Restricted Share Units (RSUs)	RSUs terms set by the Human Resources and Compensation Committee	Based on corporate and individual performance	Motivate executives to achieve annual performance goals Attract and retain executives
Long-term Incentives	Stock Options	Periodic payments with annual grant program commencing fiscal 2016 (generally, 10 year term, with vesting over 5 years)	Approved by the Human Resources and Compensation Committee	Motivate executives to drive long-term performance and return to shareholders Attract and retain executives
Pension(1)	Company Defined Contribution Plan (CDCP)	On-going	Approved by the Human Resources and Compensation Committee based on retention and comparator analysis	Attract and retain key executives
	Executive Retirement Plan (ERP)	On-going
	Supplemental Executive Retirement Plan (SERP)	Closed to new members
Benefits	Same as employee benefits	On-going	Based on market value and competitiveness	Maintains engaged and healthy executives
Perquisites	Executive medical	Annual	Based on market competitiveness

Note:

(1)	See discussion under “Pension Plans”.

Base Salary

Base salary is designed to provide a level of fixed compensation that is determined at the beginning of each fiscal year. It is reviewed annually taking into account changes in market conditions, changes in level and scope of responsibility and accountabilities of each role.

Base salary for the NEOs is typically above the median of the comparator group (approximately 75th to 90th percentile). The Company and the Human Resources and Compensation Committee determined to pay above the median of competitor group to ensure that the Company attracts and retains high calibre executives in the communications industry and to reflect Shaw’s smaller executive team, lower operating expenses and a flatter management structure relative to its peers.

Base salary for the majority of executives in the organization have been frozen for the past five years with changes only as a result of substantial role changes or promotions as the Company shifts a higher portion of the executive compensation to “at risk” elements.

The following table outlines changes to base salary earned from the previous year.

NEO	Fiscal 2015	Fiscal 2014
JR Shaw, Executive Chair	$1,500,000	$1,500,000
Bradley S. Shaw, Chief Executive Officer	$2,500,000	$2,500,000
Peter J. Bissonnette, President	$1,750,000	$1,750,000
Jay Mehr, Executive Vice President & Chief Operating Officer	$1,650,000	$1,587,500
Vito Culmone, Executive Vice President & Chief Financial Officer(1)	$250,000	$–
Rhonda Bashnick, Senior Vice President, Finance	$500,000	$500,000
Steve Wilson, Executive Vice President Corporate Development & Chief Financial Officer(2)	$500,000	$1,500,000

Notes:

(1)	Vito Culmone joined the Company on June 1, 2015.
(2)	Steve Wilson served as Executive Vice President, Corporate Development and Chief Financial Officer until December 31, 2014.

Short and Medium-term Incentives

Over the past number of years, Shaw’s short-term incentive structure has been evolving to strengthen focus on clear measures with aligned bonus payouts. For fiscal 2015, the Company moved to a more structured pay for performance approach for all manager and above leadership with weighting given to the metrics as to 40% corporate, 20% individual and 40% discretionary. Individual metrics were established for all vice president and above positions.

Corporate metrics for fiscal 2015 included operating income before restructuring costs and amortization, free cash flow, revenue generating units (“RGUs”) and likelihood to recommend. Individual metrics vary by business unit and function with each leader having up to five clearly defined metrics. As the structure evolves towards differentiated pay for performance, there remains a discretionary component that takes into account an individual’s objectives as set out in a “Personal Leadership Inventory,” which is the Company’s performance management plan. Based on fiscal 2015 performance, the average bonus payout for all leadership levels was 85% of target.

Bonus amounts for fiscal 2015 are illustrated in the table below.

NEO	Fiscal 2015(1)	Fiscal 2014(1)
JR Shaw, Executive Chair	$10,039,293		$11,154,770
Bradley S. Shaw, Chief Executive Officer	$5,913,875		$6,957,500
Peter J. Bissonnette, President(2)	$6,508,750		$6,008,750
Jay Mehr, Executive Vice President & Chief Operating Officer	$3,417,900		$4,111,250
Vito Culmone, Executive Vice President & Chief Financial Officer(3)	$1,000,000	$	N/A
Rhonda Bashnick, Senior Vice President, Finance(4)	$825,000		$825,000
Steve Wilson, Executive Vice President, Corporate Development & Chief Financial Officer	$–		$4,111,250

Notes:

(1)	Fiscal 2014 bonus was paid out at 110% of target and fiscal 2015 bonus was paid out at an average of 85% of target.
(2)	Peter J. Bissonnette received a contractually agreed bonus at 100% of target and an additional $500,000 in recognition of the postponement of his planned retirement.
(3)	Vito Culmone joined the Company on June 1, 2015. Mr. Culmone’s bonus for fiscal 2015 was contractually fixed at $1,000,000.
(4)	Rhonda Bashnick received a contractually agreed bonus at 100% of target.

Corporate Performance Measures

Under the direction of the Human Resources and Compensation Committee, short, medium and long-term incentives are determined by reviewing the performance of the Company and individual performance. Bonus amounts are made on achievement of established corporate and individual performance as well as a discretionary component.

The following table details the rationale as to how the above quantitative performance measures affect pay decisions for the fiscal 2015 bonus payments. In addition, the Human Resources and Compensation Committee considers various qualitative performance factors including other business initiatives and strategic transactions.

	Payout Range	Weighting	Fiscal 2015 Payout
Corporate Performance Objectives
1. Operating income before restructuring costs and amortization	• No maximum payment • No payment if less than 80% of metric is attained or if less than 80% of either operating income before restructuring costs and amortization or free cash flow is attained	10%	10%
2. Free cash flow		10%	10%
3. Net revenue generating units		10%	0%
4. Likelihood to recommend		10%	10%
Individual Performance Objectives
3 to 5 metrics approved by direct leader	• Indexed to corporate performance—maximum payment is 120% of target • No payment if less than 80% of metric is attained or if no corporate performance objectives are met	20%	20%
Discretionary Performance
Compensation based on individual performance	• Indexed to corporate performance – maximum payment is 120% of target • No payment if no corporate performance objectives are met	40%	35%

a.	Operating Income before Restructuring Costs and Amortization

Operating income before restructuring costs and amortization and the ability to grow this financial measure is one of the key financial metrics driving the valuation of the Company. For fiscal 2015, the Company set a target increase for annual operating income before restructuring costs and amortization of between 5% and 7% over the level for fiscal 2014 – that is in the range of $2.376 to $2.421 million for fiscal 2015. Operating income before restructuring costs and amortization for fiscal 2015 was $2.379 million. Accordingly, this performance measure was met.

b.	Free Cash Flow

Free cash flow is a key component of the Company’s overall business performance, which supports return of capital initiatives to shareholders and debt reduction, as required. The Company recognizes that free cash flow may fluctuate year-to-year, as capital investments are made to develop and grow the business and as extraneous factors arise. For fiscal 2015, the Company set a free cash flow target of $650 million. Free cash flow for fiscal 2015 was $653 million. Accordingly, this performance measure was met.

c.	Revenue Generating Units

Revenue Generating Units or RGUs are calculated as the number of products sold to customers. For fiscal 2015, the Human Resources and Compensation Committee and the Board approved a target level for the change in RGUs for fiscal 2015 and that target was not achieved. As at August 31, 2015 the Consumer and Business Network Services divisions have approximately 6.0 million RGUs. During fiscal 2015 overall RGUs declined approximately 0.2 million. The Company’s strategy is to balance financial results with maintenance of overall RGUs.

d.	Likelihood to Recommend

The Company identified exceptional customer experience as one of the four pillars of its corporate strategy. In order to focus management on achieving this goal, the Company established a metric referred to as “likelihood to recommend”. The likelihood to recommend metric is calculated as the average of the customer responses captured at several touch points for the Consumer division, including contact centres, service through on-line chat facilities, installation and service calls and the retail centres. For fiscal 2015, the Human Resources and Compensation Committee and the Board approved a target increase in the level for likelihood to recommend and that level was achieved.

Fiscal 2016

The Company’s compensation structure evolved in fiscal 2016 with a number of changes to further support several business objectives. For fiscal 2016, pay-for-performance was extended to all leaders at manager level and above, the assessment of corporate performance is focused on two measures: operating income before restructuring costs and amortization and free cash flow, and the weighting for the corporate performance metrics increased from 40% to 60% with the other 40% allocated as to 20% based on achievement of individual metrics and 20% based on achievement of objectives and leadership attributes.

Restricted Share Units

The Company adopted a Restricted Share Unit Plan (“RSU Plan”) under which RSUs may be granted, solely at the discretion of the Human Resources and Compensation Committee, at a value equal to the market value of one Class B Non-Voting Share at the time of grant for each RSU. The payout date(s) of RSUs in a grant are set by the Human Resources and Compensation Committee at the time of grant. On each dividend payment date for the Class B Non-Voting Shares, additional RSUs are credited to the holder’s RSU account equal to, for each RSU, the amount of the per Class B Non-Voting Share dividend divided by the then current market value of a Class B Non-Voting Share provided the holder is still employed. On the payout date all RSUs with that payout date will become payable by cash payment equal to the then current market value of a Class B Non-Voting Share for each such RSU.

Long-term Incentives

The purpose of the long-term “at-risk” compensation is to provide additional compensation on a periodic basis to ensure a continued balanced performance focus with the overall objective of creating shareholder value. The benefits of option awards require sustained performance through execution.

Stock option awards are discretionary and are granted by the Human Resources and Compensation Committee from time to time. When stock options are granted, the Company’s current practice is to award options for terms of ten years with 20% of the options in a grant vesting on each of the first through fifth anniversaries of the grant.

Relative to Shaw’s comparators, Shaw has granted significantly fewer stock options. The Company has preferred to reward executive performance through the bonus program and, as a result, longer-term incentives such as stock option awards were limited. This decision is, in part, based on the significant equity ownership of two of its NEOs that are members of the Shaw family, which controls the Company through its holdings of Class A Shares and holds a significant interest in Class B Non-Voting Shares (see “Voting Shares and Principal Holders Thereof”). The Company and the Human Resources and Compensation Committee has determined that equity based compensation is a relatively less effective motivation for Shaw’s senior executive team than it may be for its comparators.

On September 1, 2014 Rhonda Bashnick was granted options to acquire 70,000 Class B Non-Voting Shares at $27.39 per Class B Non-Voting Share. On June 1, 2015 Vito Culmone was granted options to acquire 100,000 Class B Non-Voting Shares at $27.45 per Class B Non-Voting Share. No other long-term incentive awards were granted to the NEOs in fiscal 2014 or 2015.

Commencing with fiscal 2016, the Company plans to make a regular grant of options to its senior leadership team. For NEOs the annual grant of options will range between 40,000-60,000 options.

Stock Option Plan

Options to acquire Class B Non-Voting Shares are granted pursuant to the Company’s stock option plan. The stock option plan of the Company provides that options may be granted to directors, officers, employees and consultants of the Company and for such number of Class B Non-Voting Shares as the Board, or a committee thereof, determines in its discretion, at an exercise price not less than the closing price of the Class B Non-Voting Shares on the Toronto Stock Exchange (“TSX)” on the trading day immediately preceding the date on which the options are granted. An option shall not be immediately exercisable, but rather, shall be exercisable on vesting dates determined by the Board from time to time; provided that the Board may not grant options with vesting terms more favourable than 50% of the original grant on each of the first and second anniversary dates. Unless otherwise determined by the Board, options expire ten years from the date of grant, and subject to limited exceptions, must be exercised while the optionee is a director, officer, employee or consultant of the Company (or within 90 days thereafter). Provision is made in the plan for early termination of options in the event of death or cessation of employment or service arrangement (other than disability or retirement), as the case may be. Options are not transferable or assignable, unless the transfer or assignment is permitted under applicable securities laws and is in respect of options to purchase 10,000 Class B Non-Voting Shares or greater; and provided further that such transfer or assignment is approved by two senior officers of the Company, one of whom must be either the Chief Executive Officer or the Chief Financial Officer of the Company.

The plan provides that: (i) the maximum number of Class B Non-Voting Shares which may be reserved for issuance to insiders of the Company under the plan and all other security based compensation arrangements of the Company is limited to 10% of the number of Class B Non-Voting Shares outstanding at the date of grant (on a non-diluted basis) and (ii) the maximum number of Class B Non-Voting Shares which may be issued to insiders of the Company under the plan and all other security based compensation arrangements of the Company within a one year period is limited to 10% of the number of Class B Non-Voting Shares outstanding at the time of the issuance (on a non-diluted basis). Subject to applicable law and approval of the Board, the Company may provide financial assistance in connection with the exercise of an option, with recourse to the

Class B Non-Voting shares purchased upon such exercise. The plan contains anti-dilution, other adjustment and “change of control” provisions.

The Company’s option plan is the only compensation plan under which it is authorized to issue equity securities. The maximum number of Class B Non-Voting Shares issuable under the stock option plan may not exceed 52,000,000 Class B Non-Voting Shares. As at August 31, 2015, 12,538,664 Class B Non-Voting Shares were issuable on exercise of outstanding options (being 2.7% of the aggregate number of Class A Shares and Class B Non-Voting Shares then outstanding) and 8,828,805 Class B Non-Voting Shares were available for future grant of options under the stock option plan. During fiscal 2015, the Company granted options to purchase 2,911,250 Class B Non-Voting shares (being 0.6% of the aggregate number of Class A Shares and Class B Non-Voting Shares outstanding as at August 31, 2015).

Equity Compensation Plan Information

Plan Category	Number of securities issuable on exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by security holders	12,538,664	$23.70	8,828,805

Retirement Plans and Benefits

The Human Resources and Compensation Committee approves participation in the Supplemental Executive Retirement Plan (“SERP”) and the Executive Retirement Plan (“ERP”) for senior executives of the organization (including the NEOs). These plans are designed to reflect the significant contributions that senior executives have made and are expected to make to the Company. The SERP was established in 2001 and closed to new members in June 2012. The ERP was established in 2013. The NEOs also participate in the Company Defined Contribution Plan (“CDCP”) which is available to all eligible employees. The ERP, the SERP and CDCP are described under “Pension Plans.” These plans reflect the Company’s preference to deliver competitive compensation through elements other than equity-based awards.

The NEOs participate in the same group benefit plans as all other employees.

Employee Share Purchase Plan

An employee share purchase plan (the “ESPP”) was introduced in 1998 to provide employees of the Company with an incentive to increase the profitability of the Company and a means to participate in that increased profitability.

Generally, all non-unionized full-time or part-time employees of the Company and certain of its subsidiaries are eligible to enroll in the ESPP. Executive officers of the Company, including the NEOs, are entitled to participate in the ESPP on the same basis as all other employees of the Company.

Under the ESPP, each participant contributes through payroll deductions up to a maximum of 5% of the participant’s monthly base compensation and the Company matches with a contribution equal to one quarter of the participant’s contribution. Canadian Western Trust Company, as trustee under the ESPP, or its nominee acquires Class B Non-Voting Shares for the benefit of participants through the facilities of the TSX using monies contributed to the ESPP. A participant may withdraw up to 100% of the shares vested in his or her account up to two times in any 12 month period.

As of August 31, 2015, approximately 67% of eligible employees of the Company participated in the ESPP. At August 31, 2015, an aggregate of 2.98 million Class B Non-Voting Shares were held under the ESPP.

Stock ownership guidelines

Currently, the Company has not adopted guidelines that require minimum levels of share ownership for the NEOs. Since two of the NEOs are members of the Shaw family, there is significant stock ownership among the NEOs as a whole. The Company does not require NEOs to hold stock options after they vest for any particular period of time.

Employment Contracts

In 1997, the Company entered into an agreement with its Executive Chair, JR Shaw, which provides for, among other things, an annual incentive bonus. The agreement recognizes JR Shaw’s central role in founding and building the Company and ensures that the Company retains and utilizes the full benefits of his 49 years of industry experience. As Executive Chair, JR Shaw continues to provide broad stewardship and strategic vision for the Company. In addition, his stature as a national corporate leader and his positive long-standing reputation with government, regulatory, investor and banking communities enhances the Company’s capacity to achieve its strategic and financial goals.

The agreement with JR Shaw provides for an incentive bonus that is paid to him annually, provided the Company reaches its financial targets. The agreement also specifies that the amount is to be between 0.5% and 1.0% of the Company’s operating income before restructuring costs and amortization (as reported in the Company’s annual consolidated financial statements) calculated excluding the results of Shaw Direct (the “Income Base”) for the year in which it is to be paid. In 2015 JR Shaw was paid a bonus which represented 0.5% of the Income Base.

The Company has no change of control agreement with any NEO.

2.	Summary Compensation Table

The following table sets forth compensation earned during the last three financial years of the Company by the NEOs.

Name and Principal Position	Year	Salary $	Share Based Awards(1) $	Option Based Awards(2) $		Non-Equity Annual Incentive Plan Compensation(3) $		Pension Value(4) $	All Other Compensation(5) $		Total Compensation $

JR Shaw	2015	1,500,000	–	–		10,039,293	(6)	1,298,000	346,420		13,183,713
Executive Chair	2014	1,500,000	–	–		11,154,770	(6)	5,076,000	211,890		17,942,660
	2013	1,500,000	–	–		10,140,700	(6)	5,603,000	136,832		17,380,532

Bradley Shaw	2015	2,500,000	–	–		5,913,875		4,273,370	453,990		13,141,235
Chief Executive	2014	2,500,000	–	–		6,957,500		3,450,930	435,675		13,344,105
Officer	2013	2,500,000	–	–		6,325,000		3,201,270	400,584		12,426,854

Peter J.	2015	1,750,000	–	–		6,508,750	(7)	4,456,370	73,025		12,788,145
Bissonnette	2014	1,750,000	–	–		6,008,750		3,724,930	142,515		11,626,195
President	2013	1,750,000	–	–		5,462,500		3,709,270	121,675		11,043,445

Jay Mehr	2015	1,650,000	–	–		3,417,900		3,912,370	144,237		9,124,507
Executive Vice	2014	1,587,500	–	–		4,111,250		3,027,930	–		8,726,680
President & Chief	2013	1,395,833	–	–		3,737,500		3,747,270	121,673		9,002,276
Operating Officer

Vito Culmone	2015	250,000	–	291,000	(8)	1,000,000		234,000	500,000	(9)	2,275,000
Executive Vice
President & Chief
Financial Officer

Rhonda Bashnick	2015	500,000	–	252,708	(10)	825,000	(11)	310,500	4,671,802	(11)	6,560,010
Senior Vice	2014	500,000	–	–		825,000		289,500	–		1,614,500
President, Finance	2013	500,000	–	–		750,000		233,000	–		1,483,000

Steve Wilson	2015	500,000	–	–		–		364,000	11,317,308(12)		12,181,308
Executive Vice	2014	1,500,000	–	–		4,111,250		1,912,930	–		7,524,180
President, Corporate	2013	1,500,000	–	–		3,737,500		940,270	128,969		6,306,739
Development & Chief
Financial Officer

Notes:

(1)	No share based awards were granted to NEOs during fiscal 2015, 2014 or 2013.
(2)	Other than as described in notes 8 and 10, no option based awards were granted to NEOs during fiscal 2015, 2014 or 2013.
(3)	Amounts reported represent annual cash bonuses.
(4)

Amounts reported include all compensatory amounts related to the Company’s defined contribution and defined benefit plans. The SERP and defined benefit component of the ERP are actuarially determined using the projected benefit method and management’s best estimate of salary escalation and retirement ages of officers. These amounts do not reflect cash figures in the current period. See “Pension Plans.”

(5)

Amounts reported include employee share purchase plan, transportation and other benefits. If the value of perquisites and benefits does not exceed either $50,000 or 10% of the relevant NEOs total salary, no amount is reported.

(6)

Calculated and paid pursuant to the provisions of the agreement between the Company and JR Shaw, as described under the heading “Compensation Discussion and Analysis – Employment Contracts”. Under the terms of the agreement, provided that the Company reaches its annual financial targets, a bonus shall be paid to JR Shaw in an amount between 0.5% and 1.0% of the Company’s operating income before restructuring costs and amortization (as reported in the Company’s annual consolidated financial statements) calculated excluding the results of Shaw Direct for the year in which it is to be paid. For fiscal 2015, 2014 and 2013, a bonus representing approximately 0.5% of the Income Base was paid to JR Shaw.

(7)	Peter J. Bissonnette received a contractually agreed bonus at 100% of target and an additional $500,000 in recognition of the postponement of his planned retirement.
(8)

During fiscal 2015, Vito Culmone was granted options to acquire 100,000 Class B Non-Voting Shares. The $291,000 amount reported represents the fair value of the grant using the Black-Scholes option pricing model with the following assumptions: 20.96% expected variability of the Class B Non-Voting Shares, expected dividend yield of 4.3%, risk-free interest rate of 1.29% and 7.2 year expected life of the options. These options vest as to 20% on each of the first, second, third, fourth and fifth anniversaries of the grant.

(9)	Vito Culmone joined the Company on June 1, 2015. Vito Culmone received a signing bonus of $500,000 in fiscal 2015.
(10)

During fiscal 2015, Rhonda Bashnick was granted options to acquire 70,000 Class B Non-Voting Shares. The $252,708 amount reported represents the fair value of the grant using the Black-Scholes option pricing model with the following assumptions: 22.46% expected variability of the Class B Non-Voting Shares, expected dividend yield of 4.0%, risk-free interest rate of 1.66% and 7.2 year expected life of the options. 56,000 of these options did not vest before Ms. Bashnick’s departure and have been cancelled.

(11)

Rhonda Bashnick served as Senior Vice President, Finance until August 31, 2015. The Company entered into an agreement with Rhonda Bashnick that provided for a bonus at 100% of target for fiscal 2015 and a payment aggregating to $4,671,802 which consisted of a retention amount and an amount in recognition of Ms. Bashnick’s 17 years of service to the Company.

(12)

Steve Wilson served as Executive Vice President, Corporate Development & Chief Financial Officer until December 31, 2014. The Company entered into an agreement with Steve Wilson that provided a payment aggregating to $11,300,000 in recognition of Mr. Wilson’s ten years of service to the Company.

3.	Option-Based and Share-Based Awards

The following table sets forth details with respect to stock options held by the NEOs as of August 31, 2015.

	Option Awards					Share Awards
	Number of Securities Underlying Unexercised Options #	Option Exercise Price $	Option Expiry Date		Aggregate Value of Unexercised In-the-Money Options(1) $	Number of Units that have not Vested #	Market or Payout Value of Share Based Awards that have not Vested $	Market or Payout Value of Vested Share Based Awards Not Paid Out or Distributed $
Bradley S. Shaw	400,000	24.52	01-Sep-2017
Chief Executive Officer	50,000	20.82	01-Jul-2018		3,111,500	–	–	–
	300,000	19.54	30-Jun-2019
Jay Mehr	20,000	16.31	01-Sep-2015
Executive Vice President &	100,000	24.52	01-Sep-2017		1,816,280
Chief Operating Officer	8,000	20.82	01-Jul-2018			–	–	–
	200,000	19.54	30-Jun-2019
Vito Culmone	100,000	27.45	01-Jun-2025		–	–	–	–
Executive Vice President &
Chief Financial Officer
Rhonda Bashnick	100,000	24.52	01-Sep-2017	(2)	191,000	–	–	–
Senior Vice President,	70,000	27.39	01-Sep-2024	(2)
Finance

Notes:

(1)	Based on the difference between the market value of $26.43 per Class B Non-Voting Share on August 31, 2015 and the exercise price of the options.
(2)	Rhonda Bashnick’s options cease to be exercisable 90 days after her departure on August 31, 2015 and 56,000 of the options with 2024 expiry date did not vest before Ms. Bashnick’s departure.

In fiscal 2015, Peter J. Bissonnette exercised options to realize a benefit of $6,682,991, Steve Wilson exercised options to realize benefits of $6,479,676 and Rhonda Bashnick exercised options to realize a benefit of $1,165,748. No other NEO exercised options in fiscal 2015.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details on the vesting and payouts of awards under the Company’s incentive plans for the NEOs during the fiscal year ended August 31, 2015.

	Option- Based Awards Value Vested During the Year(1) $	Share- Based Awards Value Vested During the Year $	Non-Equity Incentive Plan Compensation-Value Earned During the Year(2) $
JR Shaw, Executive Chair	–	–	10,039,293
Bradley S. Shaw, Chief Executive Officer	–	–	5,913,875
Peter J. Bissonnette, President	–	–	6,508,750
Jay Mehr, Executive Vice President & Chief Operating Officer	–	–	3,417,900
Vito Culmone, Executive Vice President & Chief Financial Officer	–	–	1,000,000
Rhonda Bashnick, Senior Vice President, Finance	–	–	825,000
Steve Wilson, Executive Vice President, Corporate Development & Chief Financial Officer	–	–	–

Notes:

(1)

Amounts reported represent the aggregate dollar value that would have been realized if all options that vested during 2015 were exercised on the vesting date. The value is calculated as the difference between the market value on the vesting date and the exercise price of the options.

(2)	Amounts reported represent actual annual cash bonuses.

4.	Pension Plans

During fiscal 2015 the Company maintained defined contribution pension plans and a defined benefit pension plan, as described below, in which the NEOs participate.

Company Defined Contribution Plan (CDCP)

The Company has a defined contribution pension plan which is available to all eligible employees. Under this plan the Company makes annual contributions up to a maximum of 5% of each employee’s annual salary (or a maximum of 10% for certain senior leaders). Funds are accumulated under the employee’s name and used on retirement to purchase one of several types of annuities at the option of the employee. As a defined contribution plan, this pension plan of the Company is fully funded and is not subject to surpluses or deficiencies.

Supplemental Executive Retirement Plan (SERP)

Effective September 1, 2002, the Company established a SERP for its most senior executive officers. The SERP is a non-contributory defined benefit pension plan. The SERP was closed to new members in June 2012. The SERP has four active and 11 retired members.

Benefits under the SERP are based on the officer’s length of service and his or her highest three year average rate of SERP eligible earnings (base salary plus annual cash bonus/RSU grant value) during his or her years of service with the Company. SERP eligible earnings for a fiscal year is calculated as the sum of (i) the lesser of the executive’s base salary for the fiscal year and the executive’s base salary for fiscal 2012 and (ii) the sum of the executive’s cash bonus and RSU grant value for the fiscal year. The SERP provides for payments equal to 5% of SERP eligible earnings for each of the first ten years that an executive officer is in a SERP eligible position and 1.5% for each SERP eligible year thereafter. The maximum annual pension that an officer may earn under the SERP is 70% of average SERP pensionable earnings.

An executive officer of the Company must be in a SERP-eligible position for five years to qualify to receive a pension. Officers who retire at age 60 or later will receive a full pension as will those officers who retire after age 55 with ten years of SERP-eligible service. Officers between the ages 55 and 60 with less than ten years of SERP-eligible service and officers between the ages 50 and 55 with 15 years of SERP-eligible service are eligible to retire with a discounted pension.

Executive Retirement Plan (ERP)

Effective January 1, 2013, the Company established the ERP for senior executive officers who are not members of the SERP. The ERP is a non-contributory pension plan with a defined benefit component and a defined contribution component, designed with the intent to be market competitive and provide long-term financial security of senior executive officers.

Benefits under the defined benefit component of the ERP are based on the officer’s length of service and his or her highest three year average rate of ERP eligible earnings (base salary plus annual cash bonus/RSU grant value) during his or her ten final years of credited service with the Company. The ERP provides for payments equal to 1% of ERP eligible earnings for each year of credited service with the Company. Officers who retire at age 62 or later will receive a full pension. Officers between the ages 55 and 62 are eligible to retire with a discounted pension.

For the defined contribution component of the ERP the Company makes annual contributions of 10% of each member’s ERP eligible earnings (base salary plus annual cash bonus/RSU grant value). The defined contribution component of the ERP is fully funded and is not subject to surpluses or deficiencies.

Pension Plan Tables

The following table presents the benefits accumulated under the CDCP and the defined contribution component of the ERP for the NEOs. The actual benefits payable upon retirement will be determined by the size of each participant’s account values (based on the amount of actual contribution and realized investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected.

Name(1)	Pension Plan	Accumulated Value at September 1, 2014 $	Compensatory(2) $	Non- Compensatory(3) $	Accumulated Value at August 31, 2015 $
Bradley S. Shaw, Chief Executive Officer	CDCP	608,893	25,370	44,456	678,719
Peter J. Bissonnette, President	CDCP	525,095	25,370	38,271	588,736
Jay Mehr, Executive Vice President & Chief Operating Officer	CDCP	376,346	25,370	27,391	429,107
Vito Culmone, Executive Vice President & Chief Financial Officer	CDCP ERP	– –	25,370 99,630	-508 -1,135	24,862 98,495
Rhonda Bashnick, Senior Vice President, Finance	CDCP ERP	341,716 201,142	25,370 107,130	24,977 7,631	392,063 315,903
Steve Wilson, Executive Vice President, Corporate Development & Chief Financial Officer	CDCP	305,066	25,370	-3,023	327,413

Notes:

(1)	No accumulated funds remain in the plan for JR Shaw as he was required to move funds from the plan by age 71.
(2)	Includes contributions paid by the Company.
(3)	Includes regular investment income credited to the accounts during the financial year.

The following table presents the credited number of years of service at August 31, 2015 and the estimated annual retirement benefits payable to NEOs under the SERP and the defined benefit component of the ERP for the NEOs for service up to August 31, 2015 and at age 65. In addition, the total accrued pension obligation for each NEO is shown along with the changes to the obligation during the financial year ended August 31, 2015.

Name	Pension Plan	Number of Years of Credited Service(1) #	Annual Benefits Payable(2)		Accrued Obligation at September 1, 2014(3) $	Compensatory Change(4) $	Non- Compensatory Change(5) $	Accrued Obligation at August 31, 2015(3) $
			At Year End $	At Age 65 $
JR Shaw	SERP	50	8,361,000	8,361,000	75,138,000	1,298,000	-9,386,000	67,050,000
Bradley S. Shaw	SERP	20	4,448,000	5,890,000	79,635,000	4,248,000	7,243,000	91,126,000
Peter J. Bissonnette	SERP	26	5,420,000	5,420,000	86,106,000	4,431,000	1,683,000	92,220,000
Jay Mehr	SERP	5	844,000	3,130,000	15,073,000	3,887,000	1,791,000	20,751,000
Vito Culmone(6)	ERP	–	7,500	433,500	–	109,000	-1,000	108,000
Rhonda Bashnick(7)	ERP	3	34,655	232,500	323,000	178,000	-128,000	373,000
Steve Wilson(8)	SERP	15	2,337,000	2,337,000	41,855,000	364,000	2,213,000	44,432,000

Notes:

(1)	Rounded to nearest whole year as of August 31, 2015.
(2)

At August 31, 2015 Jay Mehr is not yet eligible for retirement payments. The amount showing as the annual benefits payable at year end reflects a notional value calculated on the assumption he is eligible to receive payments. If the NEO exceeds age 65 the current age is used.

(3)

Amounts represent the actuarial value of projected benefits for service to the date indicated. The calculation uses actuarial assumptions and methods which are consistent with those used for calculating pension obligations disclosed in the Company’s consolidated financial statements.

(4)	Amounts represent the projected pension benefit for service in the year plus the change in accrued obligation due to differences between actual and assumed compensation for the year.
(5)	Amounts represent the impact of interest on the net obligation, changes in the interest assumption, and any other experience gains and losses.
(6)	Vito Culmone joined the Company on June 1, 2015.
(7)	Rhonda Bashnick served as Senior Vice President, Finance until August 31, 2015.
(8)	Steve Wilson served as Executive Vice President, Corporate Development & Chief Financial Officer until December 31, 2014.

The Company’s obligations and related costs of the SERP benefits and the defined benefit component of the ERP are actuarially determined using the projected benefit method, pro-rated on service, and management’s best estimate of salary escalation and retirement ages of officers.

In June 2012 the Company committed to fund the SERP over six years to 90% of the obligations under the SERP. The accrued benefit obligation of the SERP at August 31, 2015 was $502 million and the fair value of the Plan assets was $387 million.

In the event of a change of control of, or merger involving, the Company, the SERP and ERP become fully vested and fully funded immediately.

Further information with respect to the SERP and the defined benefit component of the ERP, and the Company’s accounting policy with respect thereto, is set forth in Notes 2 and 26 to the audited annual consolidated financial statements of the Company for the year ended August 31, 2015.

5.	Compensation of Directors

Directors of the Company are currently remunerated for their services as directors according to the fee schedule set forth in the table below.

Type of Fee	Amount $	Total Fees Paid to Directors During Fiscal 2015 $
Annual Board Member Retainer Fee(1)	65,000	2,075,853
Annual Lead Director Retainer Fee	75,000	75,000
Annual Committee Member Retainer Fee	6,000	68,285
Annual Corporate Governance and Nominating Committee Chair Retainer Fee(2)	10,000	10,000
Annual Human Resources and Compensation Committee Chair Retainer Fee(2)	15,000	15,000
Annual Audit Committee Chair Retainer Fee(2)	40,000	40,000
Board and Committee Attendance Fee (per meeting)	1,500	256,902
Total		2,541,040

Notes:

(1)	Each independent director also receives a grant of DSUs each year. For fiscal 2015 the grant was 3,500 DSUs, the value of which is included in the total fee amount.
(2)	The annual Committee Chair Retainer Fees include the $3,000 annual retainer fee paid to the Committee Chair as a member of the committee.

The fees paid to directors of the Company are payable in Canadian dollars for directors resident in Canada and in U.S. dollars for all other directors. The Company also reimburses directors for out-of-pocket expenses incurred in attending Board and committee meetings.

During fiscal 2014 the Company’s director compensation was benchmarked against a comparator group by Mercer. In order to maintain director compensation at or above the market medium the Company will continue to benchmark against a comparator group and adjust fees using a mix of cash and DSUs.

Director Compensation Table

The following table sets out the compensation paid to each of the Company’s directors for the financial year ended August 31, 2015. Fees earned are paid in cash or paid in DSUs as elected by each director. See also “DDSU Plan”.

Name	Fees Earned - Paid in Cash $	Fees Earned - Paid in DSU(1) $	Share- Based Awards(2) $	All Other Compensation(3) $	Total $
Adrian I. Burns	97,500	–	104,598	49,179	251,277
George F. Galbraith	89,500	–	104,598	18,919	213,017
Richard R. Green	–	109,597	104,500	40,844	254,941
Lynda Haverstock	87,417	3,583	104,598	33,106	228,704
Gregg Keating	–	89,500	104,598	42,791	236,889
Michael W. O’Brien	149,375	–	104,598	53,965	307,938
Paul K. Pew	–	157,875	104,598	66,551	329,024
Jeffrey C. Royer	–	88,000	104,598	70,636	263,234
JC Sparkman	113,913	–	104,500	44,887	263,300
Carl E. Vogel	107,898	–	104,500	18,819	231,217
Sheila C. Weatherill	–	91,000	104,598	34,846	230,444
Willard H. Yuill	101,000	–	104,598	23,811	229,409

Notes:

(1)

DSUs are credited to a director’s DSU account based on dividing the cash value of the compensation by the average of the high and low prices of the Class B Non-Voting Shares on the compensation dates. Amounts paid to Richard R. Green, JC Sparkman and Carl E. Vogel, residents of the U.S., are payable in U.S. dollars and have been translated into Canadian dollars at the applicable monthly average exchange rates.

(2)

Amounts represent the grant date fair value of the award of 3,500 DSUs to each director. The fair value is determined based on the average of the high and low prices at which the Class B Non-Voting Shares were traded on the TSX or New York Stock Exchange (the “NYSE”), as applicable, on the grant date.

(3)	Includes the dollar value of notional dividends paid or payable in DSUs.

Outstanding Option-Based Awards

The following table sets forth details with respect to stock options held by the directors of the Company, other than those that are NEOs, as of August 31, 2015.

Name	Number of Securities Underlying Unexercised Options #	Option Exercise Price $	Option Expiry Date	Aggregate Value of Unexercised In- the-Money Options(1) $
Adrian I. Burns	50,000	26.20	30-Oct-2017	11,500
George F. Galbraith	50,000	26.20	30-Oct-2017	11,500
Richard R. Green	70,000	19.17	02-Jul-2020	508,200
Lynda Haverstock	20,000	26.20	30-Oct-2017	4,600
Gregg Keating	20,000	22.27	24-May-2017	94,700
	50,000	26.20	30-Oct-2017
Michael W. O’Brien	50,000	26.20	30-Oct-2017	11,500
Paul K. Pew	70,000	21.31	15-Jan-2018	358,400
Jeffrey C. Royer	50,000	26.20	30-Oct-2017	11,500
JC Sparkman	50,000	26.20	30-Oct-2017	11,500
Carl E. Vogel	20,000	16.31	30-Jun-2016	213,900
	50,000	26.20	30-Oct-2017
Sheila C. Weatherill	70,000	21.31	20-Jan-2019	358,400
Willard H. Yuill	50,000	26.20	30-Oct-2017	11,500

Note:

(1)	Based on the difference between the market value of $26.43 per Class B Non-Voting Share on August 31, 2015 and the exercise price of the options.

Incentive Plan Awards – Value Vested or Earned During the Year

No incentive plan awards to any of the Directors value vested or were earned during fiscal 2015.

DDSU Plan

The Company has a Directors’ Deferred Share Unit Plan (“DDSU Plan”) under which directors may elect to receive 25%, 50%, 75% or 100% of their annual cash compensation in the form of deferred share units (“DSUs”), provided that any director who has not met the applicable share ownership guideline is generally required to elect to receive at least 25% of his or her annual compensation in DSUs. The number of DSUs to be credited to a director’s account equals such amount of compensation allocated to the DDSU Plan divided by the then current market value of a Class B Non-Voting Share. On each dividend payment date for the Class B Non-Voting Shares, a number of additional DSUs is credited to the director’s DSU account equal to, for each DSU, the amount of the per Class B Non-Voting Share dividend divided by the then current market value of a Class B Non-Voting Share. When the director ceases to be a director, the DSUs will be payable by a cash payment equal to the current market value of a Class B Non-Voting Share for each DSU at the time of payout.

Share Ownership Guideline

The Board supports ownership of the Company’s shares by its directors and has established a related share ownership guideline. The guideline level of ownership by each director is such number of Class A Shares, Class B Non-Voting Shares and DSUs having an aggregate market value of at least $250,000. As previously stated, any director who has not met the share ownership guideline is generally required to elect to receive at least 25% of his or her annual compensation in DSUs. Each of the directors meets the share ownership guidelines (see the tables under “Business of the Meeting – Election of Directors.”)

The directors nominated for election at the Meetings as a group own or control a 12.9% economic interest in all of the Company’s outstanding share capital, divided as follows: 11.4% by the Shaw family, as controlling shareholders, and 1.5% by those directors who are not members of the Shaw family. For these non-controlling directors, this represents an average ownership position in excess of $16 million. The median value of equity (common shares and DSUs) held by these non-controlling directors is approximately $2.6 million.

For information concerning the shares, DSUs and options held by each director nominated for election at the Meeting, see the tables under “Business of the Meeting – Election of Directors.”

STATEMENT OF CORPORATE GOVERNANCE

The Board and management of the Corporation recognize that effective corporate governance is central to the prudent direction and operation of the Corporation in a manner that ultimately enhances shareholder value. The following discussion outlines the Corporation’s approach toward corporate governance policies and practices.

The corporate governance practices and policies of the Corporation have been developed under the stewardship of the Corporate Governance and Nominating Committee of the Board in response to evolving laws and best practices, including the policies of the Canadian Securities Administrators, the TSX and the NYSE as well as the Sarbanes Oxley Act.

1.	Board & Committee Membership and Independence

The Board is currently comprised of 16 directors. The Board members and their committee membership are identified in the table below.

The Board defines a director to be “independent” if he or she has no direct or indirect material relationship with the Corporation, as determined by the Board in consultation with the Corporate Governance and Nominating Committee. A “material relationship” is a relationship which, in the Board’s view, could reasonably be expected to interfere with the exercise of a director’s independent judgment. Based on a review of the applicable factual circumstances, including financial, contractual and other relationships, the Board, in consultation with the Corporate Governance and Nominating Committee, has determined that 12 Board members, being 75% of the Board, are independent as outlined in the table below.

	Audit Committee	Corporate Governance & Nominating Committee	Human Resources & Compensation Committee	Executive Committee	Independence Analysis
Peter J. Bissonnette					Not Independent(1)
Adrian I. Burns		X		X	Independent
George F. Galbraith	X				Independent
Richard R. Green	X				Independent
Lynda Haverstock			X		Independent
Gregg Keating			X		Independent
Michael W. O’Brien	Chair			X	Independent
Paul K. Pew		Chair		X	Independent
Jeffery C. Royer	X				Independent
Bradley S. Shaw				X	Not Independent(2)(5)
Jim Shaw					Not Independent(3)(5)
JR Shaw				Chair	Not Independent(4)(5)
JC Sparkman			X	X	Independent
Carl E. Vogel		X			Independent
Sheila C. Weatherill		X			Independent
Willard H. Yuill			Chair		Independent

Notes:

(1)	Peter J. Bissonnette served as the President of the Corporation until August 31, 2015.
(2)	Bradley S. Shaw is the Chief Executive Officer of the Corporation.
(3)	Jim Shaw is the Vice Chair and former Chief Executive Officer of the Corporation.
(4)	JR Shaw is the founder and Executive Chair of the Corporation.
(5)

JR Shaw is the father of brothers, Jim Shaw and Bradley S. Shaw. JR Shaw, Jim Shaw and Bradley S. Shaw are deemed to be, or are related to, the Corporation’s controlling shareholder through Shaw Family Living Trust and its trustee as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”.

(6)	Further details about each nominee for election to the Board at the Meeting is provided under the heading “Business of the Meeting – Election of Directors”.

The Corporation does not have a mandatory retirement policy or term limits policy for members of the Board and rather assesses board renewal as part of its annual board and committee assessments. The Corporation considers it important to retain directors who hold significant investments in the Corporation on its board of directors, particularly those with significant and unique business experience in the industry. A significant financial stake strongly motivates independent thinking and analysis and brings a long-term perspective which is beneficial to the Corporation and all of its shareholders. The Corporation believes that it is a preferred practice to retain the benefit of director insight from related industry, regulatory or technological experience. This is particularly significant for the Corporation given the narrow field of candidates who have experience in this unique, regulated sector in Canada. The Corporation considers it particularly inappropriate to establish director term limits in the context of a controlled corporation where a controlling shareholder would be required to step down as a director after serving for a stipulated period of time. The relationship between the Corporation and its controlling shareholder is unique and a valuable element of the Corporation’s culture and governance.

2.	Board of Directors

The Board has established a written Board mandate which is reviewed on a regular basis and updated as considered appropriate by the Corporate Governance and Nominating Committee and the Board. A copy of the Board mandate is included as Exhibit A to this proxy circular.

Duties

The Board has responsibility for supervising and overseeing management of the business and affairs of the Corporation. The Board’s duties include to:

•	appoint senior management;
•	review performance of, and approve compensation of, senior management;
•	monitor plans for succession, training and development;
•	satisfy itself as to the integrity of senior management and ensure that senior management maintains a culture of integrity throughout the Corporation;
•	approve the Corporation’s strategic objectives, business plans and budgets as discussed below;
•	approve significant strategic transactions, including significant acquisitions, dispositions and financings;
•	identify and assess the principal risks inherent in the business activities of the Corporation and ensure that management takes reasonable steps to implement appropriate systems to manage such risks;
•

ensure that the operational and financial performance of the Corporation, as well as any developments that may have a significant and material impact on the Corporation, are adequately reported to shareholders, regulators and stakeholders on a timely and regular basis; and

•	develop, implement and oversee a disclosure policy to enable the Corporation to communicate effectively with its shareholders and other stakeholders.

Certain responsibilities and powers of the Board have been delegated to committees of the Board as outlined below.

Strategic Planning

With respect to strategic planning, the Board establishes strategic objectives for the Corporation, reviews and approves management’s strategic plans and budgets, and reviews emerging trends, opportunities, risks and issues with management. The Board reviews adjustments to management’s budgets, plans and objectives as may be required during the year.

The Board receives regular updates from management on strategic developments (generally eight times per year) and presentations are given at regularly scheduled meetings or at dedicated strategic planning meetings where topics that are strategic to the Corporation’s performance and prospects are explored in depth. In fiscal 2015, strategic sessions of the Board were undertaken in full day meetings in October and April. See “Statement of Corporate Governance – Orientation & Continuing Education”.

Executive Chair

JR Shaw is the Board’s Executive Chair. As such, he has overall responsibility for the stewardship of the Corporation.

The Executive Chair also fulfills the role of chair of the Board, which position is described in the Corporation’s Board Mandate. Responsibilities of the chair include to:

•	facilitate effective operation and management of, and provide leadership to, the Board;
•	act as chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and otherwise bring forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Executive Chair by the Board.

Lead Director

Paul K. Pew, an independent director, was appointed in January 2015 as the Corporation’s third Lead Director since creating the position in 2004. The Lead Director role is to provide leadership to the Corporation’s independent directors, serve as an independent leadership contact and maintain and enhance the quality of the Corporation’s corporate governance practices. The Lead Director also serves as Chair of the Corporate Governance and Nominating Committee. A Lead Director serves for a term of five to seven years.

The terms of reference for the Lead Director are set out in the Corporation’s Board Mandate and include to:

•	in conjunction with the Corporate Governance and Nominating Committee of the Board, provide leadership to ensure that the Board functions independently of management;
•	in the absence of the Executive Chair and the Vice Chair, act as chair of meetings of the Board and chair all in camera meetings of the independent directors;
•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Executive Chair and Chief Executive Officer items of importance for consideration by the Board;
•

as may be required from time to time, consult and meet with any or all of the independent directors and represent independent directors in discussions with management on corporate governance issues and other matters;

•	serve as Board ombudsman, so as to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management understand and discharge their duties and obligations under the Corporation’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board.

Attendance Record

The Board attendance record for fiscal 2015 is outlined below.

Number and Percentage of Meetings Attended
Director	Audit Committee		Corporate Governance & Nominating Committee		Human Resources & Compensation Committee		Executive Committee		Committees (Total)	Board	Overall Attendance
Peter J. Bissonnette									N/A	7/9	7/9 (78%)
Adrian I. Burns			5/5				1/1		6/6	9/9	15/15 (100%)
George F. Galbraith	2/2	(2)	3/3	(1)					5/5	8/9	13/14 (93%)
Richard R. Green	2/2	(2)			3/3	(1)			5/5	9/9	14/14 (100%)
Lynda Haverstock			3/3	(1)	2/2	(2)			5/5	9/9	14/14 (100%)
Gregg Keating	2/2	(1)			2/2	(2)			4/4	9/9	13/13 (100%)
Michael W. O’Brien	2/2	(2)	3/3	(1)			1/1		6/6	9/9	15/15 (100%)
Paul K. Pew	2/2	(1)	2/2	(2)			1/1	(2)	5/5	9/9	14/14 (100%)
Jeffrey C. Royer	4/4								4/4	8/9	12/13 (92%)
Bradley S. Shaw							1/1		1/1	9/9	10/10 (100%)
Jim Shaw										7/9	7/9 (78%)
JR Shaw							1/1		1/1	9/9	10/10 (100%)
JC Sparkman					4/5		1/1		5/6	8/9	13/15 (87%)
Carl E. Vogel	2/2	(1)	2/2	(2)					4/4	9/9	13/13 (100%)
Sheila C. Weatherill			2/2	(2)	3/3	(1)			5/5	9/9	14/14 (100%)
Willard H. Yuill					5/5				5/5	9/9	14/14 (100%)

Note:

(1)	Committee member until January 14, 2015.
(2)	Committee member after January 14, 2015.

In Camera Sessions

The Board mandate provides that the Board shall hold, in conjunction with each Board meeting, “in camera” sessions at which non-independent directors and members of management are not in attendance. At each in camera session the independent directors meet with the Executive Chair and the Chief Executive Officer without any other member of management, then with the Executive Chair and then without any member of management or the Executive Chair. The Lead Director chairs the independent director in camera sessions.

The committees of the Board met in camera in fiscal 2015 as follows:

Audit Committee	4 times
Corporate Governance and Nominating Committee	5 times
Human Resources and Compensation Committee	5 times

Interlocking Directorships

The interlocking directorships are listed below. The Board is of the view that neither of these interlocking directorships affects the independence of the respective members of the Board.

Issuer	Director	Position with Issuer
Liberty Global, Inc.	Richard R. Green	director and member of the nominating and corporate governance committee
	JC Sparkman	director and chair of the compensation committee and member of nominating and corporate governance and succession planning committees

Universal Electronics Inc.	JC Sparkman	director and chair of the compensation committee and member of the corporate governance and nominating committee
	Carl E. Vogel	director and member of the audit committee

The Board addresses interlocking directorships on a case-by-case basis. The Corporate Governance and Nominating Committee considers the effect of interlocking directorships on director independence when considering nominees as new directors. Existing directors are subject to the Corporation’s Outside Directorship Guidelines.

Committees of the Board

Subject to applicable law, the Board delegates certain of its powers, duties and responsibilities to committees of the Board. The Board has established four standing committees as discussed below.

3.	Audit Committee

The Audit Committee is comprised of Michael W. O’Brien (Chair), George F. Galbraith, Richard R. Green and Jeffrey C. Royer. Each member of the Audit Committee is an independent director and is considered to be financially literate. Each of Michael W. O’Brien and Jeffrey C. Royer also qualify as a “financial expert” under the Sarbanes-Oxley Act and other applicable regulatory requirements.

A copy of the Audit Committee charter is included in the Corporation’s AIF and is available on the Corporation’s website.

Duties

The Audit Committee is responsible for overseeing the integrity of the Corporation’s financial reporting process. In this regard, the Audit Committee duties include to:

•	review the Corporation’s annual and interim financial statements and related public disclosure;
•	monitor the effectiveness and integrity of the Corporation’s financial reporting, internal control and related management information systems;
•	monitor the effectiveness and integrity of the Corporation’s disclosure processes and controls,
•

evaluate the qualifications and performance of the Corporation’s external auditors and implement practices to preserve their independence, including any engagement of the external auditors to perform non-audit services;

•	review the audit plan with the external auditors and management and oversee the audits conducted by the Corporation’s external auditors; and
•	review all significant auditing and accounting practices and policies and any proposed changes with respect thereto.

With respect to internal controls over financial reporting, the Corporation has conducted an evaluation of the effectiveness of its system of internal controls over financial reporting and concluded that the Corporation’s system of internal controls over financial reporting was effective as of August 31, 2015 and that the Corporation is in compliance with the requirements of Section 302 of the Sarbanes-Oxley Act.

Internal Audit

The Audit Committee is also responsible for overseeing the work of the Corporation’s Risk and Compliance department (internal audit) whose mandate is to provide objective audit services in order to evaluate and improve the effectiveness of internal controls, disclosure processes and risk management activities. In that regard, the Audit Committee oversees the work of the Risk and Compliance department and all reports issued by the Risk and Compliance department.

Risks

In respect of those risk areas that the Board has assigned oversight responsibility, the Audit Committee identifies and assesses the principal risks facing the Corporation and ensures that management has in place policies and systems to assess and manage these risks. As part of this process, the Audit Committee regularly reviews reports and discusses significant risk areas with the Corporation’s external auditors. The significant risks and uncertainties affecting the Corporation and its business are discussed in the Corporation’s 2014 Annual Report under the Introduction to the Business – Known Events, Trends, Risks and Uncertainties in Management’s Discussion and Analysis.

Whistleblower and Fraud

As part of its oversight of the integrity of the Corporation’s internal controls, the Audit Committee specifically reviews and addresses fraud prevention and other procedures. Under the Corporation’s Business Conduct Standards, the Corporation has implemented procedures to ensure that concerns and complaints with respect to accounting, auditing, internal control and public disclosure matters, among others, are brought to the attention of the Audit Committee.

Chair

The mandate of the Audit Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the Audit Committee’s work.

4.	Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of Paul K. Pew (Chair), Adrian I. Burns, Carl E. Vogel and Sheila C. Weatherill. Each member of the Corporate Governance and Nominating Committee is an independent director.

A copy of the Corporate Governance and Nominating Committee charter is available on the Corporation’s website.

Duties

The Corporate Governance and Nominating Committee is responsible for developing and monitoring the Corporation’s approach to corporate governance in accordance with good corporate practice and applicable laws and policies. In particular, the Corporate Governance and Nominating Committee is responsible for overseeing the role, composition, structure and effectiveness of the Board and its committees. In this regard, the Corporate Governance and Nominating Committee’s duties include to:

•	establish and review the mandates of the Board and its committees;
•	identify and evaluate candidates for nomination to the Board;
•	oversee the orientation and education programs for directors;
•	assess the effectiveness of the Board, its committees and individual directors;
•	establish, review and assess compliance with general corporate policies and practices, such as the code of conduct, the related party transaction policies and securities trading guidelines; and
•	manage the orderly succession of directors to maintain an appropriate complement of experience and skills on the Board.

Nomination of Directors

In consultation with the Executive Chair, Chief Executive Officer and the Lead Director, the Corporate Governance and Nominating Committee identifies potential candidates for the Board, reviews their qualifications and makes recommendations on candidates to the Board. In particular, the Corporate Governance and Nominating Committee assesses, among other factors, industry experience, functional expertise, financial literacy and expertise, board experience and background having regard for the Corporation’s strategic direction, opportunities and risks. The Corporation is sensitive to gender and cultural diversity matters at all levels of the organization and has undertaken and will continue to undertake a variety of initiatives in that regard. The Corporate Governance and Nominating Committee recognizes the benefits that diversity of backgrounds brings to the Corporation and currently as to gender there are three female and nine male independent directors on the Board. The Corporate Governance and Nominating Committee believes that the nominees for election to the Board reflect an appropriate diversity of gender, culture, experience and expertise to service the best interests of the Corporation and its stakeholders.

Orientation and Continuing Education

The Corporate Governance and Nominating Committee is responsible for the orientation for new directors and ongoing education initiatives for all members of the Board. The orientation includes an overview of the Corporation’s history and operations, a review of industry conditions and competition, an introduction to the Corporation’s management team and corporate and business information such as the Corporation’s written policies and guidelines.

The Board members are expected to be informed about issues affecting the Corporation’s business, governance and other related issues. In this regard, the Corporation undertakes ongoing education initiatives at the Board level. Director education requirements are overseen by the Corporate Governance and Nominating Committee. The Board receives regular updates from management on strategic developments (generally eight times per year) and presentations are given at regularly scheduled meetings or at dedicated strategic planning meetings. Presentation topics are proposed by management or requested by Board members. The presentations are made by internal and external experts on a wide range of topics relevant to the current and future direction of the Corporation. Topics covered in fiscal 2014 and 2015 include: competitive landscape in each of our different businesses, including Consumer, Business Network Services, Business Infrastructure Services and Media; next generation technological developments, including in-home and mobile video, WiFi, advertising sales and news and other media production; customer engagement; network optimization and modeling; corporate organizational structure and effectiveness; the evolving regulatory environment and the Corporation’s approach to regulatory changes and other corporate initiatives. Site visits to the Corporation’s facilities are arranged periodically. The Corporation also has a director education policy by which funding can be made available for attendance by directors at external programs. A list of meetings in fiscal 2014 and 2015 where educational and strategic topics were covered is set out in the table below.

	Attendees	Timing
Senior management presentation on performance and emerging issues	Full Board	Quarterly

Corporate governance updates on new requirements and emerging issues and practices	Corporate Governance and Nominating Committee	Quarterly

Changes in generally accepted accounting principles	Audit Committee	Quarterly

Compensation trends and benchmarking	Human Resources and Compensation Committee	Quarterly

Strategic Planning meetings	Full Board	April 2015 October 2014 April 2014

Board and Committee Assessments

The Corporate Governance and Nominating Committee reviews the effectiveness of the Board, its committees and individual directors. As part of this assessment of the effectiveness of the board, board renewal is considered. The Corporate Governance and Nominating Committee conducts an annual survey of each of the directors by a confidential questionnaire that addresses the effectiveness of the operation of the Board and the committee that the director is a member of, board culture and director self-evaluation. The survey results are compiled by an outside consultant and strengths and areas which might be strengthened are summarized. The Corporate Governance and Nominating Committee reviews recommendations arising out of the evaluations and makes recommendations as it considers appropriate. The results of the survey are shared with the Board.

Review of Charters

Each of the Audit Committee and the Human Resources and Compensation Committee review annually their committee charters and recommend any changes to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee considers these recommendations and reviews annually the charters for each of the Board committees and the mandate of the Board and recommends any changes to the Board for consideration and approval.

Chair

The mandate of the Corporate Governance and Nominating Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the committee’s work.

5.	Human Resources and Compensation Committee

The Human Resources and Compensation Committee is comprised of Willard H. Yuill (Chair), Lynda Haverstock, Gregg Keating and JC Sparkman. Each member of the Human Resources and Compensation Committee is an independent director.

A copy of the Human Resources and Compensation Committee charter is available on the Corporation’s website.

Duties

The Human Resources and Compensation Committee is responsible for overseeing the Corporation’s significant human resource strategies and periodically reviewing the Corporation’s compensation philosophy and material policies and the effectiveness thereof. The Human Resources and Compensation Committee also approves the appointment of senior management recruited from outside the Corporation, as well as the promotion of senior management within the Corporation. In this regard, the Human Resources and Compensation Committee’s duties include to:

•	approve responsibilities, performance criteria and incentive compensation targets and assess performance for senior executives;
•	assess the long-term and short-term incentive plans to ensure that they do not incent risk-taking beyond the Corporation’s risk tolerance;
•	review and approve employee benefits plans, equity-based plans and retirement plans
•	review the succession planning and talent management program and ensure that appropriate programs are in place to manage succession, recruitment and retention of senior management;
•	review and approve the terms of engagement of compensation consultants;
•	review and monitor occupational health and safety programs; and
•	review programs to address employment equity, employee engagement and employee relations.

Compensation of Management

In respect of management, the Human Resources and Compensation Committee is responsible for ensuring that appropriate and effective human resource recruitment, development, compensation, retention, succession planning (including appointing, training and monitoring senior management) and performance evaluations programs are developed and implemented in conformity with the Corporation’s strategic objectives and with a view to attracting and retaining the best qualified management and employees. The committee annually reviews, approves and reports to the Board the compensation of the senior executives of the Corporation, and recommends for approval by the Board compensation for the NEOs. The performance of the Corporation and its individual executive officers during the fiscal year is taken into consideration when the Committee conducts its annual executive compensation review. The Committee also takes into consideration the compensation of similar positions within the Corporation’s comparator group to ensure that the level of executive compensation is competitive and effective in attracting and retaining outstanding executive talent.

Chief Executive Officer

The Human Resources and Compensation Committee monitors the corporate objectives that the Chief Executive Officer is responsible for meeting on an annual basis and regularly reviews whether such objectives are being met.

Succession Planning

At least annually the Human Resources and Compensation Committee reviews with management its program for succession planning. This program identifies high performers as well as successors for key positions for all roles from director level to the Chief Executive Officer. The Human Resources and Compensation Committee also oversees the Company’s talent development and formal leadership programs.

Compensation of the Board

In respect of the Board, the Human Resources and Compensation Committee is charged with the responsibility of reviewing the adequacy and form of the compensation of directors. It considers time commitment, responsibilities and fees paid by the Corporation’s peer group in determining remuneration to ensure the Corporation continues to retain and attract the best individuals. Directors receive their compensation as a combination of cash and DSUs or only DSUs.

Compensation Consultants

From time to time, the Human Resources and Compensation Committee retains independent human resources consultants to provide expert advice and opinions on compensation and other matters. In respect of fiscal 2014 and 2015, the Corporation retained Mercer to provide director and senior executive compensation as well as actuarial and other pension-related services. (For fee detail, see “Statement of Compensation – Engagement of Compensation Consultant”.)

Diversity

The Corporation recognizes that diversity enhances culture and creates value for employees, customers, viewers and shareholders. The Corporation is actively engaged in promoting diversity to enrich culture and foster innovation through diversity of thought and perspective, and embedding it into the broader talent management programs in order to deliver and drive business results. The Corporation’s program focuses on under-representation of employees based on gender, disability and race, all in alignment with the Corporation’s business needs.

The Corporation’s current focus is on the recruitment, retention, development and promotion of diverse talent, and raising awareness through effective communication on diversity matters. Key activities in the program include broadcasting talent needs with diverse community partners, incorporating diversity awareness through our leadership development and on-boarding programs, ensuring all sites are physically accessible, and enhancing our internal communications to raise awareness and remove unconscious biases. We measure our progress quarterly and strive to ensure the Corporation is an equitable workplace that represents the customers, communities and viewers we serve in Canada.

Currently women comprise 25% of our independent directors, 34% of the Corporation’s leadership team (supervisor level and higher) and 23% of the senior vice president level and above, with two of our four divisions being led by women. By broadening diversity initiatives across the Corporation and into the business plans and strategies, the Corporation can be an industry leader in diversity while achieving operational excellence.

Chair

The mandate of the Human Resources and Compensation Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the committee’s work.

6.	Executive Committee

The Executive Committee is comprised of JR Shaw (Chair), Adrian I. Burns, Michael W. O’Brien, Paul K. Pew, Bradley S. Shaw and JC Sparkman. Each of Adrian I. Burns, Michael W. O’Brien, Paul Pew and JC Sparkman is an independent director.

A copy of the Executive Committee charter is available on the Corporation’s website.

The Executive Committee carries out all matters that may be specifically and lawfully delegated to it by the Board. In particular, the Executive Committee exercises the powers of the Board in circumstances where, following initial approval of a matter by the full Board, the Board delegates approval of certain aspects to the Executive Committee. Matters reviewed and approved by the Executive Committee are in most circumstances referred back to the full Board for ratification, confirmation and approval at the next meeting of the Board.

7.	Corporate Governance Policies

Code of Conduct

The Corporation has adopted a set of Business Conduct Standards, which apply to all directors, officers and employees of the Corporation. The Corporate Governance and Nominating Committee, with the assistance of the Corporation’s Business Conduct Standards Committee (a committee of management representatives from each of the Consumer, Business Network Services, Media, Human Resources and Legal departments which meets regularly throughout the year), is responsible for monitoring compliance with the Business Conduct Standards and for approving waivers of such standards. No such waivers for directors or officers of the Corporation have been granted as of the date hereof.

The Corporation’s Business Conduct Standards address such matters as conflicts of interest, confidential information, and the protection and proper use of the Corporation’s assets. The Business Conduct Standards also include procedures for the submissions of complaints or concerns that employees may have regarding compliance with corporate policies or applicable laws or with respect to accounting, internal control and auditing matters.

The Board monitors compliance with the Business Conduct Standards through the Corporate Governance and Nominating Committee and the Audit Committee, with the assistance of the Corporation’s Business Conduct Standards Committee. Each such Board committee receives updates on matters relating to the Business Conduct Standards that are relevant to it.

No material change reports have been filed since the beginning of the Corporation’s most recently completed financial year that pertain to any conduct of a director or executive officer that constitutes a departure from the Business Conduct Standards.

Related Party Transaction Policy

Transactions or agreements in respect of which a director or executive officer of the Corporation has a material interest are subject to the Related Party Transaction Policy. For any such transactions or agreements, the director or officer is required to disclose his or her interest in accordance with the Related Party Transaction Policy, the Business Conduct Standards and the Business Corporations Act (Alberta). When applicable, he or she is required to excuse him or herself from any consideration or vote relating to such transaction or agreement.

At each quarterly meeting, each of the Audit Committee and the Corporate Governance and Nominating Committee reviews the fairness of any potential transactions in which a director or officer of the Corporation may be involved or connected, if any.

Communications Policy

The Corporation has adopted corporate disclosure guidelines with respect to the dissemination of material information in a timely manner to all shareholders in accordance with applicable securities laws. Under such guidelines, the Board, upon recommendation of the Audit Committee, approves annual and quarterly reports to shareholders, as well as other material public communications.

All quarterly and annual financial statements, material press releases, investor presentations and other corporate governance-related materials are posted immediately on the Corporation’s website. With respect to the release of its quarterly financial results, the Corporation provides Internet and telephone conference call access to interested parties.

Investor enquiries receive a response through the Finance department of the Corporation or through an appropriate officer of the Corporation.

DIRECTOR APPROVAL

The contents and sending of this proxy circular have been approved by the Board of Directors of the Company.

(signed) Peter A. Johnson

Senior Vice President, General Counsel & Corporate Secretary

November 23, 2015

EXHIBIT A

SHAW COMMUNICATIONS INC.

BOARD OF DIRECTORS MANDATE

This Mandate of the Board of Directors (the “Board”) of Shaw Communications Inc. (the “Corporation”) was adopted October 23, 2014.

I.	Mandate

The Board has responsibility for supervising and overseeing management of the business and affairs of the Corporation consistent with its powers and obligations under the Business Corporations Act (Alberta) (the “ABCA”) and under other legal and regulatory requirements applicable to a corporation that is a reporting issuer in Canada and the United States and whose securities are listed on the Toronto Stock Exchange and the New York Stock Exchange.

In this regard, the Board shall, in accordance with the Corporation’s Articles and By-laws:

•	manage the business and affairs of the Corporation;
•	act honestly and in good faith with a view to the best interests of the Corporation; and
•	exercise the care, diligence and skill that reasonably prudent people would exercise in comparable circumstances.

The Board will fulfill its mandate primarily by carrying out the responsibilities and duties set forth in Section IV of this Mandate.

II.	Composition

Pursuant to the terms of the Articles of the Corporation, the Board shall consist of a minimum of 8 and a maximum of 20 directors.

The Board shall be comprised of a majority of directors that meet the independence, expertise and other membership requirements under applicable laws and any other applicable policies established by the Board.

The members of the Board shall be elected annually by shareholders of the Corporation or as otherwise provided by the Articles. Each member of the Board shall serve until the next annual general meeting of shareholders of the Corporation or until his or her earlier resignation or removal from the Board.

The Chair of the Board shall be appointed by the Board from among its members and shall carry out the responsibilities and duties set forth in Section VI of this Mandate.

The Board may also appoint, from time to time, an independent Lead Director from among its members to serve for a term of five to seven years. The Lead Director will provide leadership to the independent directors of the Board and carry out the responsibilities and duties set forth in Section VII of this Mandate.

III.	Meetings

The Board shall meet at least quarterly and more frequently as circumstances require or as requested by a member of the Board or a senior officer of the Corporation.

Notice of each meeting of the Board shall be given to each member of the Board as far in advance of the time for the meeting as practicable, but in any event, not later than 24 hours preceding the time of the meeting (unless waived by all members of the Board). Each notice of meeting shall state the nature of the business to be transacted at the meeting in reasonable detail and to the extent practicable, be accompanied by copies of documentation to be considered at the meeting.

A quorum for the transaction of business at a meeting shall consist of not less than a majority of the members of the Board. Members of the Board may participate in any meeting by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other, and a member participating by any such means shall be deemed to be present at that meeting.

Senior management of the Corporation and other parties may attend meetings of the Board, as may be deemed appropriate by the Board. The Board shall schedule in camera independent director sessions to be held in conjunction with each Board meeting. The independent directors may also meet in camera at other appropriate times. The Lead Director shall chair in camera independent director sessions.

Minutes shall be kept of all meetings of the Board (other than in camera sessions) and shall be signed by the Chair and Secretary of the meeting.

IV.	Responsibilities and Duties of the Board

To fulfill its mandate, the Board shall be charged with the specific responsibilities and duties set out in this Section IV. To the extent permissible under applicable law and the Corporation’s Articles and By-laws, the Board may delegate such responsibilities and duties to committees of the Board constituted in accordance with Section V of this Mandate.

While the ABCA and Corporation’s By-laws provide that the Board shall “manage the business and affairs” of the Corporation, the Board operates by delegating certain of its authorities to management of the Corporation and by reserving certain powers to itself.

In this regard, the Board expects management of the Corporation, including the Chief Executive Officer (the “CEO”) and other senior executives of the Corporation, to provide day-to-day leadership and management of the Corporation and to achieve the overall objectives and policies established by the Board. In particular, the CEO is expected to lead the Corporation and to formulate corporate strategies and policies that are presented to the Board for approval. The Board approves the strategies of the Corporation and the objectives and policies within which it is managed, and then evaluates the performance of the CEO and management. Reciprocally, the CEO and management shall keep the Board fully informed, in a timely and candid manner, of the progress of the Corporation towards the achievement of the goals, objectives or policies established by the Board. Once the Board has approved the strategies and policies, it shall act in a unified and cohesive manner in supporting and guiding the CEO and senior management of the Corporation.

The Board’s principal responsibilities and duties fall into the general categories described below.

1.	Selection and Oversight of Management

The Board has the responsibility to:

•	select and appoint the CEO and senior management of the Corporation;
•	review the performance of the CEO and senior management;
•	approve the compensation of the CEO and senior management;
•	ensure that plans have been made for management succession, training and development;
•	provide advice and counsel to the CEO and senior management in the execution of their duties; and
•	satisfy itself as to the integrity of the CEO and senior management, and
•	ensure that such officers create a culture of integrity throughout the Corporation.

2.	Strategic Planning

The Board has the responsibility to:

•	review and approve the Corporation’s long-term strategic objectives and monitor the Corporation’s progress in reaching such strategic objectives;

•	review and approve the business plans, consolidated budgets and other similar plans of the Corporation on an annual basis and monitor the implementation of such plans;
•

review and approve significant strategic transactions that are not considered to be in the ordinary course of business as well as other items of significance, including significant acquisitions, dispositions and financings; and

•	identify and review other matters of significance that require approval or input of the Board.

3.	Monitoring and Acting

The Board has the responsibility to:

•

identify and assess the principal risks inherent in the business activities of the Corporation and ensure that management takes all reasonable steps to implement appropriate systems to manage such risks;

•	ensure that management implements and maintains effective internal controls over financial reporting, disclosure controls and procedures and management information systems;
•

develop, review and monitor the Corporation’s approach to corporate governance, including developing the Corporation’s corporate governance guidelines and measures for receiving shareholder feedback; and

•	adopt and monitor compliance with, a code of business conduct applicable to directors, officers and employees of the Corporation.

4.	Reporting

The Board has the responsibility to:

•

ensure that the operational and financial performance of the Corporation, as well as any developments that may have a significant and material impact on the Corporation, are adequately reported to shareholders, regulators and stakeholders on a timely and regular basis;

•	ensure that the financial performance of the Corporation is reported fairly and in accordance with the Corporation’s disclosed accounting principles and applicable laws and regulations; and
•	develop, implement and oversee a disclosure policy to enable the Corporation to communicate effectively with its shareholders and other stakeholders.

5.	Legal Requirements

The Board is responsible for ensuring overall compliance with legal and regulatory requirements applicable to the Corporation.

The Board also has the responsibility for considering, as a full Board, the following matters that in law may not be delegated to management of the Corporation or to a committee of the Board:

•	any submission to shareholders of the Corporation of a question or matter requiring their approval;
•	filling of a vacancy among the directors or in the office of auditors of the Corporation;
•	issuance of securities;
•	declaration of dividends;
•	purchase, redemption or any other form of acquisition of shares issued by the Corporation;
•

payment of a commission to any person in consideration of such person purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares;

•	approval of management proxy circulars;
•	approval of any take-over bid circular or directors’ circular;
•	approval of annual financial statements, management discussion and analysis and annual information forms; and
•	adoption, amendment or repeal of the By-laws.

6.	Board Functioning

The Board has the responsibility to:

•	manage its own affairs, including developing its own agendas and procedures;
•	consider, on an annual basis, the composition and size of the Board and its impact, if any, on the Board’s effectiveness;
•	identify and approve prospective nominees to the Board;
•	ensure that there is a comprehensive orientation session for directors, as well as other continuing education opportunities;
•	regularly assess the effectiveness and contribution of the Board, its committees and each individual director;
•	determine the compensation of directors; and
•	otherwise establish and review its own policies and practices from time to time.

V.	Committees of the Board

The Board may establish committees of the Board and delegate its duties and responsibilities to such committees, where legally permissible. The Board shall appoint the members to any such committee and shall oversee their performance.

In accordance with applicable laws, policies and guidelines of securities regulatory authorities, the Board shall appoint the following standing committees, each comprised of at least a majority of independent directors:

•	Audit Committee;
•	Corporate Governance and Nominating Committee; and
•	Human Resources and Compensation Committee.

In addition, the Board has appointed an Executive Committee. The Executive Committee will have not fewer than a majority of independent directors.

VI.	Terms of Reference for the Chair

To fulfill his or her responsibilities and duties, the Chair of the Board shall:

•	facilitate the effective operation and management of, and provide leadership to, the Board;
•	act as chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and in otherwise bringing forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management of the Corporation;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Chair by the Board from time to time.

VII.	Terms of Reference for Lead Director

The Lead Director will facilitate the functioning of the Board independently of the Corporation’s management and will also maintain and enhance the quality of Shaw’s corporate governance practices.

The Lead Director will:

•	in conjunction with the Corporate Governance and Nominating Committee of the Board, provide leadership to ensure that the Board functions independently of management of the Corporation;
•	act as chair of in camera independent director sessions and, in the absence of the Executive Chair and the Vice Chair, act as chair of meetings of the Board;

•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Executive Chair and Chief Executive Officer items of importance for consideration by Board;
•

as may be required from time to time, consult and meet with any or all of Shaw’s independent directors at the discretion of either party and with or without the attendance of the Executive Chair, and represent such directors in discussions with management of the Corporation on corporate governance issues and other matters;

•	serve as Board ombudsman, so as to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management of the Corporation understand and discharge their duties and obligations under the Corporation’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time.

VIII.	Terms of Reference for Individual Directors

As a member of the Board, each director will act honestly, in good faith and in the best interests of the Corporation. Each director will exercise the care, diligence and skill of a reasonably prudent person and will fulfill all legal and fiduciary obligations of a director.

1.	General

Each director is expected to:

•	act and speak honestly and with integrity;
•	demonstrate high ethical standards;
•	support principled and ethical business practices and a culture of integrity;
•	maintain a solid understanding of the role, responsibilities and duties of a director;
•	understand conflict of interest issues and declare real or perceived conflicts;
•	be an effective ambassador and representative of the Corporation; and
•	comply with applicable laws, the Corporation’s Articles, By-laws, business conduct standards and other policies.

2.	Skills and Experience

Each director shall:

•	demonstrate skills and experience that are complementary to other directors of the Board and that are valuable in light of the Corporation’s business and strategic direction;
•	develop and maintain a strong understanding of the Corporation’s business, operations, products, financial position, industry and markets;
•	apply his or her knowledge, experience and expertise to issues confronting the Corporation;
•	participate in on-going training and continuing education as may be required or desirable; and
•	serve as a helpful resource to the Board and to management, where necessary or appropriate.

3.	Preparation, Attendance and Availability

Each director shall:

•	maintain an excellent attendance record for meetings of both the Board and committees of the Board;
•

prepare for meetings of the Board and committees of the Board, by reading reports and background materials and by otherwise preparing in a manner that will assist the director in evaluating and adding value to meeting agenda items;

•	be available and accessible to other members of the Board and to management of the Corporation, as needed; and
•	have the necessary time and commitment to fulfill all responsibilities as a member of the Board and committees of the Board.

4.	Communication and Interaction

Each director shall:

•	participate fully and frankly in Board deliberations and discussions and contribute meaningfully and knowledgeably to Board discussions;
•	work effectively with, and be collegial and respectful towards, fellow directors and management of the Corporation;
•	encourage free and open discussion by the Board with respect to the business and affairs of the Corporation;
•	communicate with the Chair and Chief Executive Officer of the Corporation, as appropriate, including when planning to introduce significant or new information or material at a meeting of the Board;
•	act and speak independently and exercise independent judgment; and
•	respect confidentiality.

5.	Committee Work

Each director is expected to:

•	participate as a member of a committee of the Board, when requested; and
•	become knowledgeable about the purpose and objectives of any committee of the Board on which the director serves.

IX.	Resources

The Board shall have the authority to retain legal, accounting and other outside consultants and advisors to advise it. The Board shall also implement a system whereby individual directors may engage an outside advisor, at the expense of the Corporation, to provide consultation and advice in appropriate circumstances.